Post-Qualification Amendment No. 2

File No. 024-12496

This Post-Qualification Amendment No. 2 amends the Offering Statement of Wahed Real Estate Series 1 LLC originally qualified on December 2, 2024 and as subsequently amended, to add, update and/or replace information contained in the Offering Statement.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 11, 2025

WAHED REAL ESTATE SERIES 1 LLC

(A DELAWARE SERIES LIMITED LIABILITY COMPANY)

27 East 28th Street, 8th Floor

New York, New York 10016

www.wahed.com/real-estate

		Series Interests Overview
		Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer(2)	Proceeds to Other Persons
Series Paign Drive Interests	Per Unit	$100.00	$1.00	$99.00	N/A
	Total Minimum	n/a	n/a	n/a	N/A
	Total Maximum	$313,600.00	$3,136.00	$310,464.00	N/A
Series Lake Overlook Drive Interests	Per Unit	$100.00	$1.00	$99.00	N/A
	Total Minimum	n/a	n/a	n/a	N/A
	Total Maximum	$410,000.00	$4,100.00	$405,900.00	N/A
Series Waynick Drive Interests*	Per Unit	$100.00	$1.00	$99.00	N/A
	Total Minimum	n/a	n/a	n/a	N/A
	Total Maximum	$485,000.00	$4,850.00	$480,150.00	N/A
Series Golden Honey Interests*	Per Unit	$100.00	$1.00	$99.00	N/A
	Total Minimum	n/a	n/a	n/a	N/A
	Total Maximum	$498,000.00	$4,980.00	$493,020.00	N/A

*	An asterisk (*) denotes series submitted for qualification by the SEC in the Offering Statement of which this Offering Circular forms a part.

(1)	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission but it does not include the portion of the following fees which will be allocated among all Series, subject to a maximum amount of allocable offering expenses of 4% of the gross offering proceeds raised by each such Series: the one-time expense allowance of $5,000, consulting fees of $20,000, and reimbursement of FINRA filing fees of $11,750 initially and $1,000 for each post-qualification amendment, payable by the company to Dalmore. See “Plan of Distribution” for details. The company intends to distribute all offerings of Series Interests in any Series of the company principally through the Wahed real estate investment platform delivered through a digital application (“App”) which is available for downloading and installing on a mobile device or computer (the “Wahed Real Estate Platform”) through the www.wahed.com/real-estate website or the digital distribution service developed and maintained by Apple or Google where such Apps may be downloaded, as described in greater detail under “Plan of Distribution.”

(2)	Each Series will also be responsible for reimbursing the Managing Member for its allocated portion of offering expenses (not including brokerage commissions) up to a maximum amount of 4% of the gross offering proceeds raised by such Series. Brokerage commissions will be allocated directly to the Series Interests being sold in each Series offering.

The minimum subscription per investor for each Series is:

Series Paign Drive: 1 Series Interest ($100)

Series Overlook Drive: 1 Series Interest ($100)

Series Waynick Drive: 5 Series Interests ($500)

Series Golden Honey: 5 Series Interests ($500)

Our company can offer up to $75 million within a rolling 12-month period pursuant to Regulation A. Our company intends to offer additional series within such limit and will file post qualification amendments for the offerings of such series with the U.S. Securities and Exchange Commission (the “SEC”). The offerings of such series will be made available to investors from the date such amendment is qualified by the SEC. There will be separate closings with respect to each offering. An offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the SEC, the company will file a post-qualification amendment to include the company’s recent financial statements. The offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the Offering Statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions. Offers of Series Interests of each Series will commence within two calendar days of the qualification of the Offering Statement adding such Series.

The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases Series Interests in the amount of the minimum investment set forth above, there is no minimum number of Series Interests that need to be sold in order for funds to be released to the company and for a Series offering to close, which may mean that the company does not receive sufficient funds to cover the cost of the offering. The company may undertake one or more closings for each Series on a rolling basis and, after each closing, funds tendered by investors will be available to such Series.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 10.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary — Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Wahed Real Estate,” “we,” “us, “our,” the “company” and similar terms refer to Wahed Real Estate Series 1 LLC, a Delaware Series Limited Liability Company, together with its consolidated Series; “Wahed Financial,” “Manager and “Managing Member” refers to the company’s parent and Managing Member, Wahed Financial LLC, together with its consolidated subsidiaries unless the context indicates otherwise.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Market and Other Industry Data

This Offering Circular includes market and other industry data and estimates that are based on the Managing Member’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Offering Circular, and we believe our estimates to be accurate as of the date of this Offering Circular or such other date stated in this Offering Circular. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Offering Circular, and estimates and beliefs based on that data, may not be reliable.

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SERIES OFFERING TABLE

The table below shows key information related to the offering of each Series, as of the date of this Offering Circular. Please also refer to “The Company’s Business – Property Overview” and “Use of Proceeds” for further details.

Series Name	Underlying Asset(s)	Offering Price per Series Interest	Maximum Offering Size	Minimum / Maximum / Subscribed Series Interests (1)	Initial Qualification Date (2)	Open Date (3)	Closing Date	Status
Series Paign Drive	Residential property located at 4121 Paign Dr., Sterling Heights, MI	$100.00	$313,600	n/a/3,136/1,446	December 2, 2024	December 3, 2024		Open
Series Lake Overlook Drive	Residential property located at 6724 Lake Overlook Dr., Fort Worth, TX	$100.00	$410,000	n/a/4,100/0	June 26, 2025	June 27, 2025		Open
Series Waynick Drive	Residential property located at 8820 Waynick Dr., Raleigh, NC	$100.00	$485,000	n/a/4,850/0				pending
Series Golden Honey	Residential property located at 1740 Golden Honey Dr, Wake Forest, NC	$100.00	$498,000	n/a/4,980/0				pending

(1)	For open offerings, each row states, with respect to the given offering, the minimum (if any) and maximum number of Series Interests offered and the number of subscriptions for Series Interests received as of the date of this Offering Circular, but the closing of such offering has not yet taken place. For any closed offerings, each row would state the actual number of Series Interests sold.

(2)	For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the SEC.

(3)	For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

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SUMMARY

This summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Series Interests, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Wahed Real Estate is a Delaware series limited liability company formed on May 14, 2024 by its Managing Member Wahed Financial, a Delaware limited liability company. Wahed Real Estate is an investment vehicle that intends to enable investors to own fractional ownership of specific residential rental properties. We believe our real estate platform will enable investors to invest in residential real estate with lower capital requirements and provide opportunities for income through rental returns, long term capital gains and capital preservation. We believe offering Series Interests lowers the cost-of-entry and minimizes the time commitment for real estate investing, with no investor involvement in asset or property management, while still providing the potential economic benefits normally associated with direct property ownership. The Wahed Real Estate Platform will list each Series and their relevant properties, and investors can browse and choose opportunities in which to invest.

Our investment strategy is to acquire, rent out, manage, operate, and sell residential properties located in vibrant, growing cities across America. Our primary focus initially will be single family homes and we may later expand (e.g., after 2 years) into multi-family properties (e.g., condos). We believe that these markets offer investors a blend of attractive capitalization rates and a strong prospect for long-term property value appreciation. Investment and operational decisions, including the selection and acquisition of residential properties to be included in a Series, will be made in accordance with Islamic financial and contractual principles, as determined by Wahed Financial and pursuant to its Shariah Operation Policy. See “The Company’s Business – Shariah Operation Policy.” Generally, Islamic financial principles require that investors share in profit and loss, that neither investors, nor any of the property owners or Wahed Real Estate receive or pay usury or interest, nor that legal contracts result in substantive speculation or uncertainty. Generally, this means that we will finance any property with cash or, if available, interest-free financing, rather than traditional interest-bearing mortgage financing.

Wahed Financial serves as our Managing Member and the Managing Member of each Series. Wahed Financial is managed by an individual manager, Ahmar Shaikh, who also serves as its Chief Executive Officer and Chief Financial Officer. Wahed Financial, as our Managing Member, is responsible for the day-to-day management of the company and each Series and will manage all underlying property and other assets related to the various Series including the sales of property, property rentals, maintenance and insurance. We anticipate engaging local property managers for the day to day management of our properties. A Series may purchase the property from a third party or from Wahed Financial or one of its affiliates.

Our Series LLC Structure

The company establishes separate Series for the holding of residential properties to be acquired by the company. It is not anticipated that any Series would own any assets other than its respective real estate property and associated assets, the reason for which the applicable Series was created (“The Underlying Asset(s)”), plus cash reserves for maintenance, storage, insurance and other expenses pertaining to such Underlying Assets and amounts earned by each Series from the monetization of the Underlying Asset. It is intended that owners of a Series Interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law. This would include contractual obligations that each Series enters into, such as any property management agreement with respect to the management of the specific property. This would also include the portion of any shared fees, costs or expenses that have been allocated to the Series, as discussed above and under “The Company’s Business – Expenses and Allocation Policy.”

Management Compensation

If a Series raises the maximum offering amount for that Series, a portion of the proceeds would be paid to our Managing Member as a sourcing fee, which is set forth in the Certificate of Designation for the relevant Series and discussed under “Use of Proceeds”. The sourcing fee represents a fee payable in connection with the search and negotiation of the property purchase and coordination of the work needed to prepare the property for rental. Our Managing Member determines this fee and sets the amount. To the extent that a Series raises less than the maximum offering amount, resulting in insufficient funds to pay the sourcing fee, the Managing Member may determine to expense the balance of the sourcing fee, which would be deducted from revenues generated by the relevant property, waive the sourcing fee or invest in the relevant Series Interests to cover the balance of the sourcing fee.

On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, each Series shall pay the Managing Member an asset management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Asset Value as of the last day of the immediately preceding quarter.

“Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion.

Our Managing Member expects to determine “Asset Value” based on an internal review of recent comparable sales and may obtain third party valuations from time to time as needed.

Expenses and Allocations Policy

In addition to paying the sourcing fee and asset management fees discussed above, each Series will be responsible for the following fees, costs and expenses, or its allocated portion thereof, in connection with any offering of Series Interests by a Series and the sourcing and acquisition of a Series property shall be borne by the relevant Series (except in the case of an unsuccessful offering in which case all “dead deal costs” shall be borne by the Managing Member, and except to the extent assumed by the Managing Member in writing):

●	Purchase price to acquire the Series property;

●	Brokerage fees;

●	Offering Expenses (in an amount for each Series up to 4% of gross offering proceeds of such Series, with our Managing Member being responsible for any offering expenses above this amount);

●	Operating Expenses (as defined and discussed under “The Company’s Business – Our Managing Member and Fees and Expenses payable by each Series” below); and

●	Fees, costs and expenses incurred in connection with the disposition of a Series property.

The Managing Member will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from a Series property and cannot be covered by any Operating Expense reserves on the balance sheet of such Series, the Managing Member may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, and be entitled to reimbursement of such amount from future revenues generated by such series property, and/or (c) cause Series Interests to be issued to the Managing Member in order to cover such additional amounts.

To the extent relevant, all revenues, costs and expenses associated with a Series’ properties will be allocated among the various series interests in accordance with the Managing Member’s allocation policy. The allocation policy requires the Managing Member to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series.  If, however, an item is not allocable to a specific Series but to our company in general, it will be allocated pro rata based on the value of the Series properties or the number of properties, as reasonably determined by the Managing Member or as otherwise set forth in its allocation policy. See “The Company’s Business – Our Managing Member and Fees and Expenses payable by each Series” for a discussion of and examples of the application of the allocation of revenues, costs and expenses.

Notwithstanding the foregoing, the Managing Member may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the investors.

Once such fees, costs or expenses have been allocated in accordance with the Managing Member’s allocation policy, each relevant Series would record its allocated portion and become liable for payment or for reimbursing the Managing Member for its pre-allocation payment of such expenses. There may be situations where it is difficult to allocate fees, costs and expenses among specific Series and, therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit.

Property Management Fee

We anticipate appointing a third-party property management company to serve as property manager to manage the property of each Series pursuant to a property management agreement. Each Series would be responsible for paying property management fees for these services, which we expect to be based on a percentage of rental revenue, generally in the range of 8-12%, though the actual fees will be determined through arms-length negotiations with each property manager. The fee arrangements under each property management agreement that we enter into are set forth under “The Company’s Business – Property Overview.”

Distributions

The Managing Member has sole discretion in determining what distributions of Free Cash Flow, if any, are made to interest holders except as otherwise limited by law or the Operating Agreement.

“Free Cash Flow” means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the relevant Series Property (as shown on the income statement of such Series) and (iii) any depreciation to the relevant Series Property (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Series Property (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the company, all costs and expenses incidental to such termination and winding up. The net income of any Series will be net of fees payable to the Managing Member and any property manager, as well as the costs and expenses incurred by or allocable to such Series.

Our company expects the Managing Member to make distributions of any Free Cash Flow on a quarterly basis. However, the Managing Member may change the timing of distributions or determine that no distributions shall be made, in its sole discretion. For example, the Managing Member may determine to hold distributions until the effective distribution amount, per investor, equals or exceeds a certain amount per Interest. In this case, the Managing Member would accrue these distributions to be distributed once the minimum distribution amount has been reached or exceeded. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions.

Any Free Cash Flow generated by a Series shall be applied within the Series in the following order of priority:

●	repay any amounts outstanding for reimbursement of Operating Expenses as discussed above;

●	thereafter to create such reserves as the Managing Member deems necessary, in its sole discretion, to meet future liabilities; and

●	thereafter by way of distribution to Series Interest holders (net of corporate income taxes applicable to the series), which may include the Managing Member or any of its affiliates.

The Current Offering

Securities Being Offered:

We are offering Series Interests of each Series at a price per Series Interest set forth in the “Series Offering Table” section above.

Each Series of Series Interests is intended to be a separate Series of our company for purposes of assets and liabilities. See “Securities Being Offered” for further details. The Series Interests will be non-voting except with respect to certain matters set forth in our Series Limited Liability Company Agreement dated May 14, 2024, as amended from time to time (the “Operating Agreement”) including the Series Designations applicable to the Series. The purchase of Series Interests in a Series is an investment only in that Series of our company and not an investment in our company as a whole.

Minimum and maximum subscription:	The minimum subscription by an investor in Series Paign Drive or Series Overlook Drive is 1 Series Interest ($100) and in Series Waynick Drive or Series Golden Honey is 5 Series Interests ($500). The maximum subscription by any investor is for Series Interests representing 9.8% of the total Series Interests of a particular Series, although such minimum and maximum thresholds may be waived or modified by our Managing Member in its sole discretion. See “Plan of Distribution” for additional information.

Transfer Agent	We have entered into an agreement with United Transfer Agency LLC, doing business as Dalmore Transfer, a registered transfer agent, to perform transfer agent functions with respect to the Series Interests.

Use of Proceeds:	Net proceeds (after brokerage commissions) from the sale of Series Interests will be used to purchase the relevant Underlying Assets set forth in the “Series Offering Table” above, to pay the Series’ allocated portion of offering expenses other than brokerage commissions, pay a sourcing fee to Wahed Financial, and to create an operating reserve for the applicable Underlying Assets. Our Managing Member initially will pay all offering expenses, other than brokerage commissions, on behalf of each Series and such expenses will be allocated among and reimbursed by all Series established by us in an amount up to 4% of gross offering proceeds of each such Series. Our Managing Member will be responsible for any offering expenses above this amount. See “Use of Proceeds” for further details relating to the Series being offered.

No Escrow	The proceeds of this offering will not be placed into an escrow account. When we accept subscription payments, following compliance review as discussed in “Plan of Distribution,” Series Interests will be issued, and investors will become Interest holders. Funds will be returned by the company, without interest, for any subscriptions that are not accepted by us.

Restrictions on Investment	Each investor must be a “qualified purchaser.” Generally, no sale may be made to you in any of our Series offerings if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Transferability	The Managing Member may refuse a transfer by an Interest holder of its interest in a series if such transfer would result in (a) there being more than 2,000 beneficial owners in such series or more than 500 beneficial owners that are not “accredited investors,” (b) the assets of a series being deemed plan assets for purposes of ERISA, (c) such interest holder holding in excess of 9.8% of a series, (d) a change of U.S. federal income tax treatment of our company and/or a series, or (e) our company, any series, the manager, or its affiliates being subject to additional regulatory requirements.

Implications of Being an Emerging Growth Company

The company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because the company is not registering its securities under the Exchange Act.  Rather, the company will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the company’s Offering Statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend its ongoing reporting obligations under Regulation A.

If and when the company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, the company:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its unit holders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after its initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that the company no longer meets the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the company would cease to be an “emerging growth company” if it has more than $1.07 billion in annual revenues, have more than $700 million in market value of its common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that the company may also qualify, once listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks

The company’s business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset.

●	If our company’s series limited liability company structure is not respected, then investors may have to share any liabilities of our company with all investors and not just those who hold the same series as them.

●	Each of our company’s Series will hold an interest in a single property, a non-diversified investment.

●	There can be no guarantee that our company will reach its funding target from potential investors with respect to any Series or future proposed Series.

●	A Series may be unable to obtain financing on favorable terms or at all.

●	We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

●	If we fail to manage our growth, we may not have access to sufficient personnel and other resources to operate our business and our results, financial condition and ability to make distributions to investors may suffer.

●	There is competition for time among the various entities sharing the same management team.

●	The company has limited operating history for investors to evaluate.

●	Possible changes in federal tax laws make it impossible to give certainty to the tax treatment of any Series Interests.

●	The company’s financial statements include a going concern opinion.

●	You may be more likely to sustain a loss on your investment because the Managing Member does not have as strong an economic incentive to avoid losses as do managers who have made significant equity investments in their companies.

●	Tenant relief laws may negatively impact our rental income and profitability.

●	Rent control or rent stabilization laws could prevent us from raising rents to offset increases in operating costs.

●	Our investments may include condominium or home association interests. These common ownership interests are subject to special risks that may reduce your return on investment.

●	Our targeted investments may be subject to rules and regulations of HOAs.

●	Real estate investments are relatively illiquid and may limit our flexibility.

●	The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions to our investors and make additional investments.

●	The occurrence of a cyber incident, or a deficiency in our cyber security, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, or damage to our business relationships, all of which could negatively impact our financial results.

●	If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the manager and may divert attention from management of the properties by the manager or could cause the manager to no longer be able to afford to run our business.

●	If our company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each Series and the Manager may be forced to liquidate and wind up each Series or rescind the offerings for any of the Series.

●	Competition with other parties for real estate investments may reduce the company’s profitability.

●	Competition may impede our ability to attract or retain tenants or re-lease space, which could adversely affect our results of operations and cash flow.

●	We may be subject to unknown or contingent liabilities related to properties that we acquire for which we may have limited or no recourse against the sellers.

●	We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such properties, which may lead to a decrease in the value of our assets.

●	We may be unable to renew leases or re-lease space as leases expire.

●	We may be required to make rent or other concessions and/or significant capital expenditures to improve the properties in order to retain and attract tenants, generate positive cash flow or make real estate properties suitable for sale, which could adversely affect us, including our financial condition, results of operations and cash flow.

●	We will rely on information supplied by prospective residents.

●	Our properties may be subject to impairment charges.

●	Our real estate investments are expected to be concentrated in single-family rental properties in select geographic markets.

●	If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases, which could adversely affect our financial condition and ability to pay distributions to our investors.

●	We are dependent on the Managing Member and its affiliates and their key personnel who provide services to us through the Operating Agreement, and we may not find a suitable replacement if the Operating Agreement is terminated, or if key personnel leave or otherwise become unavailable to us, which could have a material adverse effect on our performance.

●	The ability of the Managing Member and its officers and other personnel to engage in other business activities, including managing other similar companies, may reduce the time the Managing Member spends managing the business of our company and may result in certain conflicts of interest.

●	The terms of the Operating Agreement make it difficult to end our relationship with the Managing Member.

●	The Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the Managing Member.

●	There are conflicts of interest among us, the manager and its affiliates.

●	We do not have a policy that expressly prohibits our Managing Member, security holders or affiliates from having a direct or indirect pecuniary interest in any transaction in which we have an interest or engaging for their own account in business activities of the types conducted by us.

●	The Managing Member’s liability is limited under the Operating Agreement, and we have agreed to indemnify the Managing Member against certain liabilities. As a result, we may experience poor performance or losses for which the Managing Member would not be liable.

●	The company may not raise sufficient funds to achieve its business objectives.

●	We do not have a redemption provision and, as a result, if the company does not successfully dispose of real estate assets in a Series, you may have to hold your investment in that Series for an indefinite period.

●	The Managing Member has full discretion as to the use of proceeds from the offering.

●	There is currently no trading market for the company’s securities.

●	The purchase prices for the Series Interests have been arbitrarily determined.

●	We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

●	The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions.

●	The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed.

●	A rental property could be difficult to sell, which could diminish the return on the Underlying Assets.

●	The company may decide to sell property which could conflict with an investor’s interests.

●	A decline in general economic conditions in the markets in which each property is located or in the United States generally could lead to a decrease in demand for rental properties, increased delinquencies and lower rental rates in those markets.

●	Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors.

●	Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors.

●	The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors.

●	Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

●	Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment.

●	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business.

●	The company’s Operating Agreement and Subscription Agreement each include a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement or Operating Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to the Structure, Operation and Performance of the Company

An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset. A purchase of Series Interests in a Series does not constitute an investment in either the company or an Underlying Asset directly, or in any other Series Interest.  This results in limited voting rights of the investor, which are solely related to a particular Series, and are further limited by the Operating Agreement, described further in this Offering Circular.  Investors will have limited voting rights. Thus, the Managing Member retains significant control over the management of the company, each Series and the Underlying Assets.

Furthermore, because the Series Interests in a Series do not constitute an investment in the company as a whole, holders of the Series Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series.  In addition, the economic interest of a holder in a Series will not be identical to owning a direct undivided interest in an Underlying Asset because, among other things, a Series will be required to pay corporate taxes before distributions are made to the holders, and the Managing Member and any property manager will receive fees in respect of the management of the Underlying Asset.

If our company’s series limited liability company structure is not respected, then investors may have to share any liabilities of our company with all investors and not just those who hold the same series as them. The company is structured as a Delaware series limited liability company that issues a separate Series Interests for specific Underlying Assets. Each Series will merely be a separate Series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding Series Interests in one Series is segregated from the liability of investors holding Series Interests in another Series and the assets of one Series are not available to satisfy the liabilities of other Series.

Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation.

If the company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the company with all investors and not just those who hold the same Series Interests as them and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a Series to the liabilities of another Series.  The consequence of this is that investors may have to bear higher than anticipated expenses, which would adversely affect the value of their Series Interests or the likelihood of any distributions being made by a particular Series to its investors.

In addition, the company is not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of the company generally where the assets of such other Series or of the company generally are insufficient to meet its liabilities.

If any fees, costs and expenses of the company are not allocable to a specific Series, they will be borne proportionately across all of the Series (which may include future Series to be issued).  Although the Managing Member will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “The Company’s Business – Expenses and Allocation Policy” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific Series and therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit.

Each of our company’s Series will hold an interest in a single property, a non-diversified investment. We intend for each of our Series, either directly or through its wholly-owned subsidiary, to own and operate a single property.  Each Series’ return on its investment will depend on the revenues generated by such property and the appreciation of the value of the property over time.  These, in turn, are determined by such factors as national and local economic cycles and conditions, financial markets and the economy, competition from existing properties as well as future properties and government regulation (such as tax and building code charges).  The value of a property may decline substantially after a series purchases it. Each Series’ distribution stream will depend on the revenues generated by such property and the appreciation of the value of the property over time. Additionally, a Series might not be able to fund an unexpected major capital expenditure and this could lead to a complete loss of your investment. As a result of this non-diversified investment strategy, unanticipated capital expenditures could lead to a Series’ inability to pay distributions or the loss of your investment entirely.

There can be no guarantee that our company will reach its funding target from potential investors with respect to any Series or future proposed Series. Due to the start-up nature of our company, there can be no guarantee that our company will reach its funding target from potential investors with respect to any Series or future proposed Series.  In the event our company does not reach a funding target, it may not be able to achieve its investment objectives by acquiring the relevant Series property or may acquire the relevant property relying in part on related party financing, which may have a material adverse impact on the results of operations of that Series and its ability to generate cash flow to make distributions to investors in the Series.  In addition, if our company is unable to raise funding for additional Series, this may impact any investors already holding Series Interests as they will not see the benefits that arise from economies of scale following the acquisition by other Series of additional properties.

A Series may be unable to obtain financing on favorable terms or at all. A Series may seek additional capital in the form of debt financing from other financing sources. Because we intend to operate our business consistent with Islamic principles and pursuant to our Managing Member’s Shariah Operation Policy, we will not be able to incur financing that bears interest. As a result, additional financing may not be available to us on a timely basis or at all. If available, any financing may result in additional payment obligations and may involve agreements that include restrictive covenants that limit a Series’ ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens or paying distributions, which could adversely impact the Series’ ability to conduct its business or make distributions to investors.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected. Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease our properties, the cost of compliance with governmental regulation, including zoning, environmental and tax laws and the potential for liability under applicable laws.

Recent proposals to change the international trade framework have resulted in substantial regulatory uncertainty regarding international trade and trade policy, both in the United States and abroad. The U.S. government has also instituted other initiatives that may affect our business, including a stricter immigration and deportation policy. To the extent such actions result in increased prices for goods or labor shortages and higher prices for services, our costs may be materially adversely impacted. The impact of these and any future actions on the broader US and global economy in the future is uncertain. Rising inflation, slower economic growth and increases in unemployment that may result from global trade disruptions could further deflate consumer demand, which may impact the housing market more broadly, reducing demand for residential housing and reducing rental rates.

If our operating costs increase for any reason, including as a result of any of the foregoing factors, and our revenues do not increase at least proportionally, our results of operations may be materially adversely affected. Furthermore, if revenues decline, we may not be able to reduce our payments and maintenance, which generally will not be reduced even if a property is not rented, or other circumstances cause our revenues to decrease. If we are unable to decrease operating costs when demand for our properties decreases and our revenues decline, our financial condition, results of operations and our ability to make distributions to our investors may be adversely affected.

If we fail to manage our growth, we may not have access to sufficient personnel and other resources to operate our business and our results, financial condition and ability to make distributions to investors may suffer. We intend to establish additional Series and acquire additional properties in the future. As we do so, we will be increasingly reliant on the resources of our Managing Member to manage our properties and our company. Currently, our Managing Member operates with a small staff of 1 person, who also serves as both Chief Executive Officer and Chief Financial Officer and is critical to the management of the company’s business and operations and the development of its strategic direction. The loss of the services of our executive officer and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of the company’s business objectives. In addition, although our Managing Member expects to receive administrative support from its affiliates, it may need to hire additional staff. If its resources are not adequate to manage our properties effectively, our results, financial condition and ability to make distributions to investors may suffer.

There is competition for time among the various entities sharing the same management team. Currently, Wahed Financial is the Managing Member of our company and each Series, as well as other real estate investment vehicles that also invest in single family residential real estate. Our Managing Member expects to create more Series and potentially additional investment vehicles in the future. It is foreseeable that at certain times the various Series will be competing for time from the management team. In addition, it is solely within the discretion of our Manager and its affiliates to determine which investment vehicle will acquire any particular property. In addition, the officer and manager of Wahed Financial is part of the larger Wahed corporate group of companies and it is not anticipated that the officer and manager of our Managing Member or any other personnel in the Wahed group of companies would devote themselves full-time to our business. Officers will only be working part-time and devote such time and efforts as they deem reasonably necessary in performance of services for our company.

The company has limited operating history for investors to evaluate. The company and each Series were recently formed and have generated limited revenues and have only recently commenced operation. As a result, there is little operating and financial history upon which prospective investors may evaluate their performance. No guarantee can be given that the company or any Series will achieve their investment objectives, the value of any Underlying Assets will increase or that any Underlying Assets will be successfully monetized.

Possible changes in federal tax laws make it impossible to give certainty to the tax treatment of any Series Interests. The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in that law affecting an investment in any Series of the company would be limited to prospective effect.

For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Series Interests of one Series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions would only qualify for that treatment with respect to real property.  Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

The company’s financial statements include a going concern opinion. Our financial statements have been prepared assuming the company will continue as a going concern. We have only recently commenced principal operations, plan to incur significant costs in pursuit of our capital financing plans, and are dependent upon our Manager and its affiliates for continued funding of our cash flow needs. Our ability to continue as a going concern in the next twelve months is dependent upon our ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that we will be successful in these efforts. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time.

You may be more likely to sustain a loss on your investment because the Managing Member does not have as strong an economic incentive to avoid losses as do managers who have made significant equity investments in their companies. Because it has no obligation to make a significant equity investment in our company, the Managing Member will have little exposure to loss in the value of a Series’ interests. Without this exposure, our investors may be at a greater risk of loss because the Managing Member does not have as much to lose from a decrease in the value of our interests as do those managers who make more significant equity investments in their companies.

Tenant relief laws may negatively impact our rental income and profitability. As landlord of numerous residential properties, we may be involved in evicting residents who are not paying their rent or are otherwise in material violation of the terms of their lease. Eviction activities will impose legal and managerial expenses that will raise our costs. The eviction process is typically subject to legal barriers, mandatory “cure” policies and other sources of expense and delay, each of which may delay our ability to gain possession and stabilize the home. Additionally, state and local landlord-tenant laws may impose legal duties to assist residents in relocating to new housing or restrict the landlord’s ability to recover certain costs or charge residents for damage that residents cause to the landlord’s premises. We and any property managers we hire will need to be familiar with and take all appropriate steps to comply with all applicable landlord-tenant laws, and we will need to incur supervisory and legal expenses to ensure such compliance. To the extent that we do not comply with state or local laws, we may be subjected to civil litigation filed by individuals, in class actions or by state or local law enforcement. We may be required to pay our adversaries’ litigation fees and expenses if judgment is entered against us in such litigation or if we settle such litigation.

Rent control or rent stabilization laws could prevent us from raising rents to offset increases in operating costs. Various states, cities, or municipalities have a system of rent regulations known as rent stabilization and rent control. Tenants of regulated apartments are entitled to receive required services and to have their leases renewed, and may not be evicted except on grounds allowed by law. If we acquire properties that include regulated apartments, these regulations could limit the amount of rent we are able to collect, which could have a material adverse effect on our ability to fully take advantage of the investments that we make in our properties.  In addition, there can be no assurance that changes to rent control or rent stabilization laws will not have a similar or greater negative impact on our ability to collect rents.

Our investments may include condominium or home association interests. These common ownership interests are subject to special risks that may reduce your return on investment. Common ownership interests are subject to special risks that may reduce your return on investment. For example, common ownership interests are governed by associations in which we, as a unit owner, have a vote. We may be outvoted by the other members of the condominium or association respecting matters that materially impact the management, appearance, safety or financial soundness of the dwelling or of the association.

The value of common ownership interests may be decreased by the default of other interest holders on their homeowners’ association, or HOA, fees or similar fees. If enough holders default on their fees, the HOA’s liquidity and net worth may decrease dramatically. If the HOA or board is forced to foreclose on any delinquent interests representing the common interests, a lowered value realized at the foreclosure sale may adversely impact the market value of every other unit.

We, as a common ownership interest owner, will also be required to pay HOA fees. If we default in our payment, we may be obligated to pay financial penalties or, in severe circumstances, our unit may be foreclosed on by the board or the HOA. If the board or HOA is mismanaged or if the applicable property suffers from neglect or deferred maintenance, HOA fees may increase, which may reduce our cash flow from operations and your ability to receive distributions.

Our targeted investments may be subject to rules and regulations of HOAs. Our targeted investments may be part of HOAs, which are private entities that regulate the activities of, and levy assessments on properties in, a residential subdivision. HOAs in which we own properties may have onerous or arbitrary rules that restrict our ability to renovate, market or lease our properties or require us to renovate or maintain such properties at standards or costs that are in excess of our planned operating budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale, or the use of specific materials in renovations. The number of HOAs that impose limits on the number of property owners who may rent their homes is increasing. Such restrictions limit acquisition opportunities and could cause us to incur additional costs to resell the property and opportunity costs of lost rental income. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas and we may have tenants who violate HOA rules and for which we may be liable as the property owner and for which we may not be able to obtain reimbursement from the resident. Additionally, the boards of directors of the HOAs may not make important disclosures about the properties or may block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing the property and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from renting such property or otherwise reduce our cash flow from such property, which would have an adverse effect on our returns on these properties.

Real estate investments are relatively illiquid and may limit our flexibility. Real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions.  Our ability to dispose of assets in the future will depend on prevailing economic and market conditions.  Our inability to sell our properties on favorable terms or at all could have an adverse effect on our sources of working capital and our ability to satisfy our debt obligations.  In addition, real estate can at times be difficult to sell quickly at prices we find acceptable. When we sell any of our assets, we may recognize a loss on such sale.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions to our investors and make additional investments. The Federal Deposit Insurance Corporation, or FDIC, only insures amounts up to $250,000 per depositor per insured bank. We expect to have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000.

The occurrence of a cyber incident, or a deficiency in our cyber security, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, or damage to our business relationships, all of which could negatively impact our financial results. We collect and retain certain personal information provided by our investors and tenants in the properties owned by the Series.  While we expect to implement a variety of security measures to protect the confidentiality of this information and periodically review and improve our security measures, we can provide no assurance that we will be able to prevent unauthorized access to this information.  A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information. As our reliance on technology has increased, so have the risks that could directly result from the occurrence of a cyber incident including operational interruption, damage to our relationship with our tenants, and private data exposure, any of which could negatively impact our reputation and financial results.

If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the manager and may divert attention from management of the properties by the manager or could cause the manager to no longer be able to afford to run our business. The Exchange Act requires certain issuers to register its equity securities under the Exchange Act if its securities are held of record by more than 2,000 persons or 500 persons who are not “accredited investors.” While the Operating Agreement presently prohibits any transfer that would result in any Series being held of record by more than 2,000 persons or 500 non-“accredited investors,” there can be no guarantee that we will not exceed those limits and the manager has the ability to unilaterally amend the Operating Agreement to permit holdings that exceed those limits. If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the manager and may divert attention from management of the properties by the manager or could cause the manager to no longer be able to afford to run our business.

If our company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each Series and the Manager may be forced to liquidate and wind up each Series or rescind the offerings for any of the Series. Our company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Managing Member is not and will not be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the interests do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act.  Our company and the Managing Member have taken the position that the properties are not “securities” within the meaning of the Investment Company Act or the Investment Advisers Act, and thus our company’s assets will consist of less than 40% investment securities under the Investment Company Act and the Managing Member is not and will not be advising with respect to securities under the Investment Advisers Act.  This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation.  If our company were to be required to register under the Investment Company Act or the Managing Member were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each Series and the Managing Member may be forced to liquidate and wind up each Series or rescind the offerings for any of the Series or the offering for any other Series.

Competition with other parties for real estate investments may reduce the company’s profitability. The company will compete with other entities engaged in real estate investment for the acquisition or sale of properties, including financial institutions, many of which have greater resources than the company does. Larger entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital. Furthermore, because we have elected to apply Islamic financial and contractual principles in operating our business, we will not finance our property acquisitions with traditional mortgage loans or any other interest bearing loan, which may make it more difficult for us to compete against the performance of other real estate vehicles that use leverage to increase per share profitability. Competition could make it more difficult for the company to obtain future funding, which could affect the company’s growth as a company.

Competition may impede our ability to attract or retain tenants or re-lease space, which could adversely affect our results of operations and cash flow. The leasing of residential real estate is highly competitive.  We will compete based on a number of factors that include location, rental rates, security, suitability of a property’s design to prospective tenants’ needs and the manner in which a property is operated and marketed. The number of competing properties could have a material effect on our occupancy levels, rental rates and on the operating expenses of certain of our properties.  If other lessors and developers of similar spaces in our markets offer leases at prices comparable to or less than the prices we offer on the properties we acquire, we may be unable to attract or retain tenants or re-lease space in our properties, which could adversely affect our results of operations and cash flow.

We may be subject to unknown or contingent liabilities related to properties that we acquire for which we may have limited or no recourse against the sellers. Properties that we may acquire in the future may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of tenants, vendors or other persons dealing with the acquired properties, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. In the future we may enter into transactions with limited representations and warranties or with representations and warranties that do not survive the closing of the transactions or that only survive for a limited period, in which event we would have no or limited recourse against the sellers of such properties. While we expect to usually require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification is often limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses.

As a result, there is no guarantee that we will recover any losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties may exceed our expectations, which may adversely affect our business, financial condition, results of operations and cash flow. Finally, we may have indemnification agreements between us and the sellers that would typically provide that the sellers will retain certain specified liabilities relating to the properties acquired by us. While the sellers would generally be contractually obligated to pay all losses and other expenses relating to such retained liabilities, there can be no guarantee that such arrangements will not require us to incur losses or other expenses as well.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such properties, which may lead to a decrease in the value of our assets. The value of a property to a potential purchaser may not increase over time, which may restrict our ability to sell a property, or if we are able to sell such property, may lead to a sale price less than the price that we paid to purchase a property. In particular, we may acquire properties that are leased with an option to purchase the property, which may negatively impact our returns on disposition of the property. For example, the purchase option may require us to sell a property to the leasee at a discount sale price to the then market price of the property. Further, the purchase option may require us to sell a property to the leasee after deducting the amount of the leasee’s initial option payment, which may have been paid to the prior owner and not to us. These or other terms of any such purchase option may reduce the sale price of the property to below the then prevailing market price and potentially to below the price we paid for the property.

We may be unable to renew leases or re-lease space as leases expire. If tenants do not renew their leases upon expiration, we may be unable to re-lease the vacated home. Even if the tenants do re-lease the lease or we are able to re-lease to a new tenant, the terms and conditions of the new lease may not be as favorable as the terms and conditions of the expired lease.  If the rental rates for our properties decrease or we are not able to release a significant portion of our available and soon-to-be-available space, our financial condition, results of operations, cash flow, the market value of your investment and our ability to make distributions to our investors could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve the properties in order to retain and attract tenants, generate positive cash flow or make real estate properties suitable for sale, which could adversely affect us, including our financial condition, results of operations and cash flow. In the event there are adverse economic conditions in the real estate market which lead to an increase in tenant defaults, lower rental rates and less demand for residential real estate space in that market, we may be more inclined to increase tenant improvement allowances or concessions to tenants, accommodate increased requests for renovations and offer improvements or provide additional services to our tenants in order to compete in a more competitive leasing environment, all of which could negatively affect our cash flow.  If the necessary capital is unavailable, we may be unable to make these potentially significant capital expenditures.  This could result in non-renewals by tenants upon expiration of their leases and our vacant space remaining untenanted, which could adversely affect our financial condition, results of operations, cash flow and the value of your investment.

We will rely on information supplied by prospective residents. We will make leasing decisions based on information in rental applications completed by a prospective resident and screened by our third party property manager, and we cannot be certain that this information is accurate.  Additionally, these applications will be submitted to us at the time we evaluate a prospective resident, and we will do not expect to require residents to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. For example, increases in unemployment levels or adverse economic conditions in certain of our target markets may adversely affect the creditworthiness of our residents in such markets. Even though this information will not be updated, we will use it to evaluate the characteristics of our portfolio over time. If resident-supplied information is inaccurate or our residents’ creditworthiness declines over time, we may make poor or imperfect leasing decisions and our portfolio may contain more risk than we believe.

Our properties may be subject to impairment charges. We will periodically evaluate our real estate investments for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make a downward adjustment to the net carrying value of a property. Impairment charges also indicate a potential permanent adverse change in the fundamental operating characteristics of the impaired property. There is no assurance that these adverse changes will be reversed in the future and the decline in the impaired property’s value could be permanent.

Our real estate investments are expected to be concentrated in single-family rental properties in select geographic markets. Our strategy is to concentrate our real estate investments on single-family rental properties in select geographic markets that we believe favor future growth in rents and valuations.  A downturn or slowdown in the rental demand for single-family housing generally, or in our target markets specifically, caused by adverse economic, regulatory or environmental conditions, or other events, would have a greater impact on our operating results than if we had more diversified real estate investments.

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases, which could adversely affect our financial condition and ability to pay distributions to our investors. Any of our tenants, or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Chapter 11 of the United States bankruptcy code. A bankruptcy filing by one of our tenants or any guarantor of a tenant’s lease obligations would bar all efforts by us to collect pre-bankruptcy debts from these individuals or entities, unless we receive an enabling order from the bankruptcy court. There is no assurance the tenant or its trustee would agree to assume the lease. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages that is limited in amount and which may only be paid to the extent that funds are available and in the same percentage as is paid to all other holders of unsecured claims. A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. A tenant or lease guarantor bankruptcy could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available to pay distributions to our investors.

Risks Related to Conflicts of Interest

We are dependent on the Managing Member and its affiliates and their key personnel who provide services to us through the Operating Agreement, and we may not find a suitable replacement if the Operating Agreement is terminated, or if key personnel leave or otherwise become unavailable to us, which could have a material adverse effect on our performance. We do not expect to have any employees and we are completely reliant on the Managing Member to provide us with investment and advisory services. We expect to benefit from the personnel, relationships and experience of the Managing Member’s executive team and other personnel and investors of the Managing Member and its affiliates and expect to benefit from the same highly experienced personnel and resources we need for the implementation and execution of our investment strategy.  The Managing Member will have significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and relationships of the executive officers and key personnel of the Managing Member and its affiliates. The executive officer of the Managing Member will evaluate, negotiate, close and monitor our properties. Our success will depend on his continued service.

In addition, we offer no assurance that the Managing Member will remain the Managing Member or that we will continue to have access to the Managing Member’s or its affiliates’ principals and professionals. If the Operating Agreement is terminated and no suitable replacement is found to manage us, our ability to execute our business plan will be negatively impacted.

The ability of the Managing Member and personnel of our Manager and its affiliates to engage in other business activities, including managing other similar companies, may reduce the time the Managing Member spends managing the business of our company and may result in certain conflicts of interest. The manager and officer of Wahed Financial and other personnel of its affiliates providing administrative support to us also serve as officers or employees of other entities controlled by Wahed Inc. or its affiliates. These other business activities may reduce the time these persons spend on our business. Further, if and when there are turbulent conditions in the real estate markets or distress in the credit markets or other times when we will need focused support and assistance from the Managing Member and its affiliates, the attention of their respective personnel and executive officers and resources may also be required by other business activities of affiliates. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed or if we were not managed by the Managing Member. In addition, these persons may have obligations to other entities, the fulfilment of which might not be in the best interests of us or any of our investors. The Managing Member’s officers may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the various companies and each Series.

The terms of the Operating Agreement make it difficult to end our relationship with the Managing Member. Under the terms of the Operating Agreement, holders of interests in each Series of our company have the right to remove our Managing Member as manager of our company, by a vote of two-thirds of the holders of all interests in each Series of our company (excluding our Managing Member) voting together, in the event our Managing Member is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a Series of interests or our company. Unsatisfactory financial performance does not constitute grounds to terminate and remove the Managing Member under the Operating Agreement. These provisions make it difficult to end our company’s relationship with the Managing Member, even if we believe the Managing Member’s performance is not satisfactory.

The Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the Managing Member. The Operating Agreement provides that the Managing Member, in exercising its rights in its capacity as the Managing Member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors and will not be subject to any different standards imposed by our bylaws, or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

There are conflicts of interest among us, the manager and its affiliates. All the agreements and arrangements between us and our Managing Member, including those relating to compensation, are not the result of arm’s-length negotiations. Some of the conflicts inherent in our company’s transactions with the Managing Member and its affiliates, and the limitations on such parties adopted to address these conflicts, are described below. The Managing Member and its affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have a negative impact on our financial performance and, consequently, on distributions to investors and the value of our interests.

The Operating Agreement provides the Managing Member with broad powers and authority which may exacerbate the existing conflicts of interest among your interests and those of the Managing Member, its executive officers and its other affiliates. Potential conflicts of interest include, but are not limited to, the following:

●	the Managing Member or an affiliate of the Managing Member may sell certain properties to various Series. The Managing Member will be setting the purchase price that a Series will pay for such a property, which price may be higher than appraised values or comparable property prices;

●	the Managing Member, its executive officers and its other affiliates may offer investment opportunities, including equity offerings similar to this offering, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

●	the Managing Member, its executive officers and its other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits or fees or other compensation from any other business owned and operated by the Managing Member, its executive officers and/or its other affiliates for their own benefit;

●	we may engage the Managing Member or affiliates of the manager to perform services at prevailing market rates. Prevailing market rates are determined by the Managing Member based on industry standards and expectations of what the Managing Member would be able to negotiate with third party on an arm’s length basis; and

●	the Managing Member or affiliates of the manager may provide advances or loans to us in amounts and on terms our Managing Member determines based on its determination of market rates and other terms at the time; and

●	the Managing Member, its executive officers and its other affiliates are not required to devote all of their time and efforts to our affairs.

We do not have a policy that expressly prohibits our Managing Member, security holders or affiliates from having a direct or indirect pecuniary interest in any transaction in which we have an interest or engaging for their own account in business activities of the types conducted by us. We do not have a policy that expressly prohibits our Managing Member, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries are a party or have an interest. Additionally, we do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. In addition, our Operating Agreement with the Managing Member does not prevent the Managing Member and its affiliates from engaging in additional management or investment opportunities, some of which could compete with us.

The Managing Member’s liability is limited under the Operating Agreement, and we have agreed to indemnify the Managing Member against certain liabilities.  As a result, we may experience poor performance or losses for which the Managing Member would not be liable. Pursuant to our company’s Operating Agreement, the Managing Member will not assume any responsibility other than to render the services called for thereunder. The Managing Member maintains a contractual, as opposed to a fiduciary, relationship with us and our investors. Under the terms of the Operating Agreement, the Managing Member, its officers, investors, members, managers, directors and personnel, any person controlling or controlled by the Managing Member and any person providing sub-advisory services to the Managing Member will not be liable to us, any subsidiary of ours, or our investors, members or partners or any subsidiary’s investors, members or partners for acts or omissions performed in accordance with and pursuant to the Operating Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Operating Agreement. Accordingly, we and our investors will only have recourse and be able to seek remedies against the Managing Member to the extent it breaches its obligations pursuant to the Operating Agreement. Furthermore, we have agreed to limit the liability of the Managing Member and to indemnify the Managing Member against certain liabilities. We have agreed to reimburse, indemnify and hold harmless the Managing Member, its officers, investors, members, managers, directors and personnel, any person controlling or controlled by the Managing Member and any person providing sub-advisory services to the Managing Member with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from, acts or omissions of such indemnified parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of the Managing Member’s duties, which have a material adverse effect on us. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Operating Agreement because of our desire to maintain our ongoing relationship with the Managing Member.

Risks Relating to the Offering

The company may not raise sufficient funds to achieve its business objectives. There is no minimum amount required to be raised before the company can accept your subscription for the Series Interests, and it can access the funds immediately. The company may not raise an amount sufficient for it to meet all of its objectives, including acquiring the Underlying Assets. Once the company accepts your investment funds, there will be no obligation to return your funds. Even if other Series Interests are sold, there may be insufficient funds raised through this offering to cover the expenses associated with the offering or complete the purchase of the Underlying Assets and the development and implementation of the company’s operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact the company’s ability to implement and complete its planned use of proceeds.

We do not have a redemption provision and, as a result, if the company does not successfully dispose of real estate assets in a Series, you may have to hold your investment in that Series for an indefinite period. Unlike many REITs and other real estate vehicles, we do not have a provisions entitling investors to redeem their Interests and, as a result, if our Managing Member does not sell the Underlying Assets and distribute those proceeds, you may have to hold your investment for an indefinite period. The determination of whether to dispose of the Underlying Assets associated with any Series is entirely at the discretion of the company. Even if the company decides to dispose of such Underlying Assets, the company cannot guarantee that it will be able to dispose of them at a favorable price to investors.

The Managing Member has full discretion as to the use of proceeds from the offering. The company presently anticipates that the net proceeds from the offering will be used by us to purchase the Underlying Assets of the Series, pay fees and expenses and as general working capital. The company reserves the right, however, to use the funds from the offering for other purposes not presently contemplated herein but which are related directly to growing its current business. As a result of the foregoing, purchasers of the Series Interests hereby will be entrusting their funds to the Managing Member’s management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions.

There is currently no trading market for the company’s securities. There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained.  If an active public or private trading market for the Series Interests does not develop or is not sustained, it may be difficult or impossible for you to resell your Series Interests at any price.  Even if a public or private market does develop, the market price could decline below the amount you paid for your Series Interests.

The purchase prices for the Series Interests have been arbitrarily determined. The purchase price for the Series Interests has been arbitrarily determined by the company and bears no relationship to the company’s assets, book value, earnings or other generally accepted criteria of value. In determining pricing, the company considered factors such as the purchase and holding costs of the Underlying Assets, the company’s limited financial resources, the nature of its assets, estimates of its business potential, the degree of equity or control desired to be retained by Managing Member and general economic conditions.

Risk Factors Related to the Real Estate Market

The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate. The properties the company acquires will be subject to the risks typically associated with the global economy and real estate, which may be adversely affected by a number of risks, including:

●	natural disasters such as hurricanes, earthquakes and floods;

●	pandemics, such as COVID-19;

●	acts of war or terrorism, including the consequences of terrorist attacks;

●	adverse changes in national and local economic and real estate conditions;

●	an oversupply of (or a reduction in demand for) residential rental properties in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

●	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

●	costs of remediation and liabilities associated with environmental conditions affecting properties; and

●	the potential for uninsured or underinsured property losses.

The value of each Series is also related to its ability to generate cash flow and net income, which in turn depends on the amount of rental revenue or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. Also see “Risk Factors – We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.”

We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition. To the extent climate change causes changes in weather patterns, our properties could experience increases in storm intensity and rising sea-levels causing damage to our properties and result in reduced rental demand at these properties. Climate change may also affect our business by increasing the cost of, or making unavailable, property insurance on terms we find acceptable in areas most vulnerable to such events, increasing operating costs, including the cost of water or energy, and requiring us to expend funds to repair and protect our properties in connection with such events. Any of the foregoing could have a material adverse effect on our business, results of operations, and financial condition.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions. The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for rental units, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed. The company competes with many others engaged in the residential real estate market, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. The company’s properties will compete will all other properties listed in the same general geographic area which may be managed by companies with significantly greater resources and the ability to withstand economic downturns or other significant disruptions to operations. This market is competitive and rapidly changing. Significant increases in the number of listings for rental units in the geographic areas where the company’s properties are located, if not met by a similar increase in demand, is likely to cause downward pressure on rental rates and, potentially, impact to value of the Underlying Asset. The company expects competition to persist and intensify in the future, which could harm its ability to generate sufficient rental income from its properties or acquire additional properties on terms that investors find to be reasonable.

A rental property could be difficult to sell, which could diminish the return on the Underlying Assets. A rental property may incur losses due to extended periods of vacancy and may suffer reduced revenues resulting in less cash available for distribution to its investors. In addition, the resale value of the Underlying Assets could be diminished if the market value of the Underlying Assets declines, due to poor maintenance of the property by a tenant, a decrease in cash flow generated by a property or decline in real estate market values. Such a reduction in the resale value of a property could also reduce the value of investors Series Interests.

The company may decide to sell property which could conflict with an investor’s interests. The company may determine when to sell any property at any time in accordance with the management rights afforded to the Managing Member. Investors will not have a say in this decision. The timing and decision to sell a property may conflict with investors personal interests, beliefs or theories regarding the real estate market. Further, it is possible the sale may not be done at an optimal time. In any case, investors would not have any cause of action against the company or Managing Member for such sales.

A decline in general economic conditions in the markets in which each property is located or in the United States generally could lead to a decrease in demand for rental properties, increased delinquencies and lower rental rates in those markets. As a result of these trends, the company may reduce revenue, potentially resulting in losses and lower resale value of properties, which may reduce your return.

Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors. Disputes between landlords and tenants are common. These disputes may escalate into legal action from time to time. In the event a lawsuit arises between the company and a tenant it is likely that the company will see an increase in costs. Accordingly, cash distributions to investors may be affected.

Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors. Residential rental properties are subject to various covenants, federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our residential properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our residential properties, including prior to acquiring any of our residential properties or when undertaking renovations. Among other things, regulations may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements relating to protection of the environment and human health. The company could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. Furthermore, any regulations aimed at reducing housing costs may limit the rental rates that we are able to charge for our properties. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of property ownership or any future acquisitions or renovations, or that additional regulations will not be adopted that would result in additional costs or limits on our ability to generate income. Our business and growth strategies may be materially and adversely affected by costs of complying with these regulations. Our failure to comply with these regulations could have a material adverse effect on us and cause the value of Series Interests to decline.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us booking the property. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce or eliminate the amounts available for distribution to you.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions. Each Underlying Asset may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce the company’s net income and the amount of cash available for distributions to investors.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the company pays for coverage against property and casualty claims. In addition, insurance policies may not be available at reasonable costs, which could inhibit the company’s ability to obtain financing for its properties and could expose the relevant Series to a high risk of loss. In such instances, the company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. The company may not have adequate coverage for such losses. If any of the properties incur a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves the company may establish, the company has no additional sources of funding to repair or reconstruct any uninsured property. Also, to the extent the company must pay unexpectedly large amounts for insurance, it could suffer reduced earnings that would result in lower distributions to investors.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business. The company’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the company’s and each Series’ business and financial condition. “Shelter-in-place” or other such orders by governmental entities would further negatively impact the company’s and each Series’ business and could also disrupt the company’s operations if employees, who cannot perform their responsibilities from home, are not able to report to work.

Risks Related to Forum Selection and Jury Waivers

The company’s Operating Agreement and Subscription Agreement each include a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

The Operating Agreement includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of Delaware. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and investors will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Our Subscription Agreement for each manner of investing and class of security includes a forum selection provision that requires any suit, action, or proceeding arising from the Subscription Agreement, other than matters arising under the federal securities laws, be brought in a state of federal court of competent jurisdiction located within the State of Delaware. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement or Operating Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements. Investors in this offering will be bound by the Subscription Agreement and the Operating Agreement, both of which include a provision under which investors waive the right to a jury trial of any claim, other than claims arising under federal securities laws, that they may have against the company arising out of or relating to these agreement. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If you bring a claim against the company in connection with matters arising under the Subscription Agreement or Operating Agreement, other than claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under one of those agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

In addition, when the Series Interests are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the Series Interests or to the transferor with regard to ownership of the Series Interests, that were in effect immediately prior to the transfer of the Series Interests, including the Subscription Agreement and the Operating Agreement.

DILUTION

Dilution means a reduction in value, control, or earnings of the Interests the investor owns.

Investors in this offering will be acquiring Series Interests of a Series of the company, the economic rights of each Series Interest will be based on the corresponding Underlying Asset of that Series. As such, investors will not experience dilution except as a result of the sale of additional Series Interests of the Series to which they have subscribed.

PLAN OF DISTRIBUTION

We are offering, on a best efforts basis, Series Interests of each of the open Series of our company in the “Series Offering Table”. The offering price for each Series was determined by our Manager.

The company plans to market the securities directly on a “best efforts” basis. The company intends initially to use an offering landing page on the Wahed Real Estate Platform or on our website at www.wahed.com/real-estate, to offer the Series Interests to eligible investors. Wahed, Inc. recently launched a mobile app-based real estate investment platform, and has transitioned its real estate investment platform to the App. The App is available to download through www.wahed.com/real-estate as well as App stores. The officers, directors, employees, and advisors of the Managing Member or its affiliates may participate in the offering. When applicable, the company intends to prepare written materials and respond to investors after the investors initiate contact with the company, however no officers, directors, employees or advisors to the company or its Managing Member will orally solicit investors. The sale of our common shares is being facilitated by Dalmore, which is a registered broker-dealer under the Exchange Act and member of FINRA and is registered in each state where the offer and sales of the common shares will occur, pursuant to a broker-dealer agreement, dated June 6, 2025 (the “Broker-Dealer Agreement”). Our Series Interests being offered hereby will be primarily offered by associated persons of ours through the Wahed Real Estate Platform. In conducting this offering, such persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. For additional information about the Wahed Real Estate Platform, please see “Offering Summary—About the Wahed Real Estate Platform.”

The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the company’s website www.wahed.com/real-estate and on the Wahed Real Estate App. Prospective investors may subscribe for the Series Interests in this offering only through the website or the App. In order to subscribe to purchase Series Interests, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one filed as an exhibit to the Offering Statement, of which this Offering Circular is a part, and provide funds for its subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor’s subscription in whole or in part for any reason. If any prospective investor’s subscription is rejected, or the offering is terminated without closing on such investor’s subscription, all funds received from such investors will be returned without interest or deduction.

Further, pursuant to the applicable Series Interest Subscription Agreement, the subscriptions are irrevocable by the investor upon the expiration of the period specified in such investor’s state for notice filings before sales may be made in such state, if any.

To the extent that the funds are not ultimately received by us or are subsequently withdrawn by the subscriber, whether due to an ACH chargeback or otherwise, the subscription agreement will be considered terminated, and the subscriber will not be entitled to any shares subscribed for or dividends that may have accrued.

The termination of an offering for a Series will occur on the earliest to occur of (i) the date subscriptions for the maximum number of Series Interests offered for a Series have been accepted or (ii) a date determined by our Managing Member in its sole discretion.

Our company can offer up to $75 million within a rolling 12-month period pursuant to Regulation A. Our company intends to offer additional Series within such limit and will file post qualification amendments for the offerings of such Series with the SEC. The offerings of such Series will be made available to investors from the date such amendment is qualified by the SEC. There will be separate closings with respect to each offering. At least every 12 months after this offering has been qualified by the SEC, the company will file a post-qualification amendment to include the company’s recent financial statements. The offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the Offering Statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions.

The company may, in its sole discretion, undertake one or more closings on a rolling basis, and intends to affect a close every 30 days or sooner. After each closing, funds tendered by investors will be available to the company and the company will issue the Series Interests to investors. An investor will become a member of the company, including for tax purposes, and the Series Interests will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the company accepts the investor as a member. Not all investors will receive their Series Interests on the same date.

The company has also engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) OFAC compliance background checks (it being understood that KYC and AML processes may be provided by a qualified third party);

●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a confirmation of completion of such subscription documents to the company;

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor;

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulatory agencies or in its performance under the agreement (e.g., as needed for AML and background checks);

●	Coordinate with third party providers to ensure adequate review and compliance; and.

●	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism.

As compensation for the services listed above, the company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company has paid Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with this offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the company. The company has also agreed to pay Dalmore a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to this offering such as coordination with third party vendors and general guidance with respect to the offering, which will be due and payable within 15 days after this offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA.  The company has also agreed to pay FINRA filing fees of $11,750 related to the initial filing with FINRA and $1,000 for each post-qualification amendment. Assuming the offering is fully-subscribed, the company estimates that total fees and expenses, including the one-time advance expense allowance fee of $5,000, the consulting fee of $20,000 and the $11,750 initial FINRA filing fee, would initially be $36,750 plus 1% of the aggregate of offering amounts of all Series shown on the cover page of this Offering Circular.

Process of Subscribing

After the Offering Statement has been qualified by the SEC, the company will accept tenders of funds to purchase the Series Interests.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

To subscribe for the Series Interests, each prospective investor must  :

1.	Go to https://www.wahed.com/real-estate or the App Store to download the App.

2.	Sign up with your email address.

3.	Navigate to open the Real Estate from Product Selection to see latest live deals.

4.	Complete registration to create your account.

5.	Complete profile setup and link a bank account.

6.	Carefully read this offering circular, and any current supplement, as well as any documents described in the offering circular and attached hereto or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in our Company is suitable for you.

7.	Navigate to specific Series and click on “Subscribe.”

8.	Complete subscriber information and review and sign the subscription agreement.

9.	Based on your account status, the company may ask an Investor to provide identification or accreditation proof documents before accepting the subscription.

10.	If all or a part of your subscription is approved, then the number of Series Interests you are entitled to subscribe for will be issued to you upon the closing.

Any potential investor will have ample time and is advised to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

By executing the Subscription Agreement, you agree to be bound by the terms of the Subscription Agreement and the Operating Agreement of our company, as it may be amended from time to time. Our company, the Manager and Dalmore will rely on the information you provide in the subscription agreement, including the supplemental information you provide in order for the manager and Dalmore to verify your status as a “qualified purchaser.” If any information about your “qualified purchaser” status changes prior to you being issued Series Interests, please notify the Manager immediately using the contact details set out in the Subscription Agreement.

The company may close on investments on a “rolling” basis (so not all investors will receive their Series Interests on the same date). Investors may subscribe by tendering funds by check, wire transfer, or ACH transfer to an account maintained by the company until the company has accepted the investor’s subscription. Upon closing, funds tendered by investors will be made available to the company for its use. The company has the right to refuse to sell the Series Interests to any prospective investor or for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the company in connection with such prospective investor subscription. In addition, in the company’s sole discretion, it may establish a limit on the purchase of Series Interests by particular prospective investors.

No Escrow

The proceeds of this offering will not be placed into an escrow account. When we accept subscription payments, following compliance review as discussed above, Series Interests will be issued, and investors will become Interest holders. Funds will be returned by the company, without interest, for any subscriptions that are not accepted by us.

Transfer Agent

The company has engaged United Transfer Agency LLC, doing business as Dalmore Transfer, as its transfer agent.

Forum Selection Provision

The Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement, excluding any claims under federal securities laws. Although the company believes the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting the company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to various forums so they may continue to focus on operations of the company.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, excluding any claim under federal securities laws. By signing the Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

USE OF PROCEEDS

Series Paign Drive

Assuming a maximum raise of $313,600, and after deducting brokerage commissions of $3,136, the net proceeds of this offering of Series Paign Drive Interests would be approximately $310,464. The table below sets forth the uses of proceeds of the company’s Series Paign Drive Interests.

Uses	Amount Funded from the Offering	Percent of Gross Proceeds
Brokerage Commissions	$3,136	1.0%
Purchase Price of Property (1)	$260,000	82.9%
Acquisition Expenses (2)	$4,200	2.5%
Property Improvement Expenses	$4,666	2.5%
Offering Expenses (3)	$12,544	4.0%
Sourcing Fee (4)	$14,300	4.6%
Operating Reserve	$14,754	2.6%
Total Proceeds	$313,600	100.0%

(1)	Represents the $260,000 original purchase price of the Paign Drive property paid by Wahed Financial.

(2)	Acquisition Expenses consist of estimated closing cost, inspection cost, insurance and realtor commission.

(3)	We will reimburse the Managing Member for offering expenses actually incurred for the Series Paign Drive offering in an amount up to 4% of gross offering proceeds of the Series. Our Managing Member will be responsible for any offering expenses above this amount.

(4)	Represents a fee payable to Wahed Financial in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series.

Wahed Financial initially purchased the Paign Drive property in August 2024 and, in May 2025, sold the property to Series Paign Drive in exchange for $141,600 in cash and an interest-free loan from Wahed Financial of $127,266, with a loan facility fee determined on an arms-length basis, representing the $260,000 property purchase price plus $4,200 in Acquisition Expenses and $4,666 in Property Improvement Expenses. Additional proceeds will first be used to pay amounts due on the loan, then to pay Wahed Financial for the Offering Expenses and then the Sourcing Fee, with any remaining funds being retained for an Operating Reserve. If the offering is terminated prior to raising the maximum offering amount, any balance remaining on the loan would be paid from revenues generated by the Paign Drive property and the Series would expense the Offering Expenses and Sourcing Fee, which would also be deducted from revenues generated by the Paign Drive property.

Series Lake Overlook Drive

Assuming a maximum raise of $410,000, and after deducting brokerage commissions of $4,100, the net proceeds of this offering of Series Lake Overlook Drive Interests would be approximately $405,900. The table below sets forth the uses of proceeds of the company’s Series Lake Overlook Drive Interests.

Uses	Amount Funded from the Offering	Percent of Gross Proceeds
Brokerage Commissions	$4,100	1.0%
Purchase Price of Property (1)	$374,900	91.4%
Acquisition Expenses (2)	$4,800	1.6%
Estimated Property Improvement Expenses	$0	0.0%
Offering Expenses (3)	$5,000	1.2%
Sourcing Fee (4)	$12,500	3.1%
Operating Reserve	$8,700	1.7%
Total Proceeds	$410,000	100.0%

(1)	Represents the $374,900 original purchase price of the Series Lake Overlook Drive property paid by Wahed Financial.

(2)	Acquisition Expenses consist of closing cost, including inspection cost, insurance and home association fees.

(3)	Although the Managing Member is initially estimating that the Series will be allocated $5,000 in Offering Expenses, we may reimburse the Managing Member for offering expenses in an amount up to 4% of gross offering proceeds of the Series. Our Managing Member will be responsible for any offering expenses above this amount.

(4)	Represents a fee payable to Wahed Financial in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series.

Wahed Financial initially purchased the Series Lake Overlook Drive property in March 2025 and, in November 2025, sold the property to Series Lake Overlook Drive in exchange for an interest-free loan from Wahed Financial of $379,700, with a loan facility fee determined on an arms-length basis, representing the $374,900 property purchase price plus $4,800 in Acquisition Expenses. Additional proceeds will first be used to pay amounts due on the loan, then to pay Wahed Financial for the Offering Expenses and then the Sourcing Fee, with any remaining funds being retained for an Operating Reserve. If the offering is terminated prior to raising the maximum offering amount, any balance remaining on the loan would be paid from revenues generated by the Lake Overlook Drive property and the Series would expense the Offering Expenses and Sourcing Fee, which would also be deducted from revenues generated by the Lake Overlook Drive property.

Series Waynick Drive

Assuming a maximum raise of $485,000, and after deducting brokerage commissions of $4,850, the net proceeds of this offering of Series Waynick Drive Interests would be approximately $480,150. The table below sets forth the uses of proceeds of the company’s Series Waynick Drive Interests.

Uses	Amount Funded from the Offering	Percent of Gross Proceeds
Brokerage Commissions	$4,850	1.0%
Purchase Price of Property (1)	$435,000	89.7%
Acquisition Expenses (2)	$10,324	2.1%
Property Improvement Expenses	$500	0.1%
Offering Expenses (3)	$4,350	0.9%
Sourcing Fee (4)	$21,276	4.4%
Operating Reserve	$8,700	1.8%
Total Proceeds	$485,000	100.0%

(1)	Represents the $435,000 original purchase price of the Waynick Drive property (as defined below) paid by Wahed Financial.

(2)	Estimated Acquisition Expenses consist of estimated closing cost, inspection cost, insurance and realtor commission.

(3)	Although the Managing Member is initially estimating that the Series will be allocated $4,350 in Offering Expenses, we may reimburse the Managing Member for offering expenses actually incurred for the Series Waynick Drive offering in an amount up to 4% of gross offering proceeds of the Series. Our Managing Member will be responsible for any offering expenses above this amount.

(4)	Represents a fee payable to Wahed Financial in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series.

Wahed Financial initially purchased the Waynick Drive property in September 2025 and intends to transfer the property to Series Waynick Drive once sufficient funds from the company’s Regulation A offering have been tendered to the company. If the property is sold to the Series by Wahed Financial prior to the Series raising the maximum offering amount, funds from the offering, less brokerage commissions, will first be used to pay Wahed Financial for the Purchase Price of Property and Acquisition Expenses noted above, followed by the Offering Expenses and then the Sourcing Fee, with any remaining funds being retained for an Operating Reserve. If the initial funds raised are not sufficient to pay the above Purchase Price of Property, the Series will issue an interest-free promissory note payable to Wahed Financial to cover the balance of such Purchase Price plus Acquisition Expenses and would apply additional funds raised in the offering to repay amounts outstanding under the promissory note. If the offering is terminated prior to raising the maximum offering amount, any balance remaining on the promissory note would be paid from revenues generated by the Waynick Drive property and the Series would expense the Offering Expenses and Sourcing Fee, which would also be deducted from revenues generated by the Waynick Drive property.

Series Golden Honey

Assuming a maximum raise of $498,000, and after deducting brokerage commissions of $4,980, the net proceeds of this offering of Series Waynick Drive Interests would be approximately $493,020. The table below sets forth the uses of proceeds of the company’s Series Golden Honey Interests.

Uses	Amount Funded from the Offering	Percent of Gross Proceeds
Brokerage Commissions	$4,980	1.0%
Purchase Price of Property (1)	$455,000	91.4%
Acquisition Expenses (2)	$10,893	2.2%
Property Improvement Expenses	$500	0.1%
Offering Expenses (3)	$4,281	0.9%
Sourcing Fee (4)	$20,848	4.2%
Operating Reserve	$1,498	0.3%
Total Proceeds	$498,000	100.0%

(1)	Represents the $455,000 original purchase price of the Golden Honey property (as defined below) paid by Wahed Financial.

(2)	Estimated Acquisition Expenses consist of estimated closing cost, inspection cost, insurance and realtor commission.

(3)	Although the Managing Member is initially estimating that the Series will be allocated $4,281 in Offering Expenses, we may reimburse the Managing Member for offering expenses actually incurred for the Series Waynick Drive offering in an amount up to 4% of gross offering proceeds of the Series. Our Managing Member will be responsible for any offering expenses above this amount.

(4)	Represents a fee payable to Wahed Financial in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series.

Wahed Financial initially purchased the Golden Honey property in September 2025 and intends to transfer the property to Series Golden Honey once sufficient funds from the company’s Regulation A offering have been tendered to the company. If the property is sold to the Series by Wahed Financial prior to the Series raising the maximum offering amount, funds from the offering, less brokerage commissions, will first be used to pay Wahed Financial for the Purchase Price of Property and Acquisition Expenses noted above, followed by the Offering Expenses and then the Sourcing Fee, with any remaining funds being retained for an Operating Reserve. If the initial funds raised are not sufficient to pay the above Purchase Price of Property, the Series will issue an interest-free promissory note payable to Wahed Financial to cover the balance of such Purchase Price plus Acquisition Expenses and would apply additional funds raised in the offering to repay amounts outstanding under the promissory note. If the offering is terminated prior to raising the maximum offering amount, any balance remaining on the promissory note would be paid from revenues generated by the Golden Honey property and the Series would expense the Offering Expenses and Sourcing Fee, which would also be deducted from revenues generated by the Golden Honey property.

General

The company reserves the right to change the above use of proceeds for any Series if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

Wahed Real Estate is a Delaware series limited liability company formed on May 14, 2024 by its Managing Member Wahed Financial, a Delaware limited liability company. Wahed Real Estate is an investment vehicle that enables investors to own fractional ownership of specific residential rental properties. We believe our real estate platform will enable investors to invest in residential real estate with lower capital requirements and provide opportunities for income through rental returns, long term capital gains and capital preservation. We believe offering Series Interests lowers the cost-of-entry and minimizes the time commitment for real estate investing, with no investor involvement in asset or property management, while still providing the potential economic benefits normally associated with direct property ownership. The Wahed Real Estate platform will list each Series and their relevant properties, and investors can browse and choose opportunities in which to invest.

Our Series LLC Structure

The company establishes separate Series for the holding of residential properties to be acquired by the company. It is not anticipated that any Series would own any assets other than its respective real estate property and associated assets, the reason for which the applicable Series was created (“The Underlying Asset(s)”), plus cash reserves for maintenance, storage, insurance and other expenses pertaining to such Underlying Assets and amounts earned by each Series from the monetization of the Underlying Asset. It is intended that owners of a Series Interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law. This would include contractual obligations that each Series will enter, such as any property management agreement with respect to the management of the specific property. This would also include the portion of any shared fees, costs or expenses that have been allocated to the Series, as discussed above and under “– Expenses and Allocation Policy.”

Strategy and Target Markets

Our investment strategy is to acquire, rent out, manage, operate, and sell residential properties located in vibrant, growing cities across America. Our primary focus initially will be single family homes and we may later expand (e.g., after 2 years) into multi-family properties (e.g., condos). We believe that these markets offer investors a blend of attractive capitalization rates and a strong prospect for long-term property value appreciation. Investment and operational decisions, including the selection and acquisition of residential properties to be included in a Series, will be made in accordance with Islamic financial and contractual principles, as determined by Wahed Financial and pursuant to its Shariah Operation Policy. Generally, Islamic financial principles require that investors share in profit and loss, that neither investors, nor any of the property owners or Wahed Real Estate receive or pay usury or interest, nor that legal contracts result in substantive speculation or uncertainty. Generally, this means that we will finance any property with cash or, if available, interest-free financing, rather than traditional interest-bearing mortgage financing. Please see “– Shariah Operation Policy” below for a further description of our Managing Member’s policy and procedures regarding compliance with Shariah and Islamic principles.

We focus on acquiring properties in urban areas that we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation. We will seek properties in markets that exhibit the following characteristics:

●	Sufficient inventory to make it feasible to achieve scale in the local market (100 – 500 homes);

●	Positive rates of job and income growth;

●	Large university and skilled workforce;

●	Popular with millennials; and

●	Favorable competitive landscape with respect to other institutional single family residence buyers.

For a brief overview of the particular geographic market in which a Series property is located, see the individual Series property listings in the section titled ” – Property Overview” below.

Our strategy involves retaining and managing properties we acquire in Series for an extended period, which we expect will average around 10 years. The decision to sell a particular property will be made by carefully evaluating current and future market trends, the property’s condition, and factors affecting cash flow and profitability.

Market Dynamics

The current valuation of the US housing market stands at approximately $50 trillion. Currently, the market is characterized by historically low affordability, driven by elevated housing prices and high mortgage rates. There is a notable shortage of over 4 million housing units in the US. Additionally, the inventory of existing homes is limited, as current homeowners opt to retain their properties due to high interest rates. Recent proposals to change the international trade framework have resulted in substantial regulatory uncertainty regarding international trade and trade policy, both in the United States and abroad. The impact of these and any future actions on the broader US and global economy in the future is uncertain. Rising inflation, slower economic growth and increases in unemployment that may result from global trade disruptions could further deflate consumer demand, which may impact the housing market more broadly, reducing demand for residential housing and reducing rental rates.

Despite these challenges, the company believes that the long-term outlook for the real estate sector in the US remains optimistic.

Intended Business Process

Generally, the company and Wahed Financial intend to arrange for the purchase of a specific residential property either directly by the Series or by Wahed Financial or one of its affiliates.

If Wahed Financial or one of its affiliates purchases the property directly, then, after the relevant Series has obtained financing, it would sell the property to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, as well as any renovation or repair costs incurred prior to the sale to the Series as well as the applicable sourcing fee specified in the Series Designation for the relevant Series. Our Managing Member may determine to sell the property to the Series shortly after the initial sale of Series Interests and prior to the Series raising sufficient funds to pay the purchase price of the property in full. In that case, the Managing Member would provide an interest-free loan to the Series to cover the full purchase price plus acquisition expenses and property improvement expenses, and would then be repaid such amounts out of future proceeds from the offering. If the offering is terminated after some funds have been raised but not a sufficient amount to pay Wahed Financial the full purchase price for the property, the Series would repay the loan from Wahed Financial or its affiliate from revenues generated by the property.

In cases where Wahed Financial identifies and intends to have the Series purchase that property directly from a third party seller, it would use the proceeds of the offering for that Series to purchase the property. Adhering to Islamic principles, all property acquisitions will be conducted with cash or other interest-free financing, mitigating challenges associated with high mortgage rates. If the purchase agreement for the property does not include a financing condition and the closing for the property occurs prior to sufficient proceeds being received, Wahed Financial or an affiliate may provide an interest-free loan to the Series to finance all or part of the purchase price of the property plus acquisition expenses and property improvement expenses that would be repaid with the proceeds of the offering. If the offering is terminated after some funds have been raised but not a sufficient amount to pay Wahed Financial the full purchase price for the property plus acquisition expenses and property improvement expenses, the Series would repay the loan from Wahed Financial or its affiliate from revenues generated by the property.

Intercompany loans between Wahed Financial or an affiliate thereof, on the one hand, and a Series, on the other hand, would generally have the following terms:

●	Interest: 0% interest.

●	Facility Fees: as determined by the Managing Member in each case, generally expected to be annual rate of 5% of the amount of the loan facility.

●	Security: The loan would be unsecured.

●	Default: Notwithstanding anything to the contrary in the agreement, if the borrower defaults in the performance of any obligation under the agreement, then the lender may declare the principal amount owing and interest due under the agreement at that time to be immediately due and payable.

●	No prepayment penalty

Shariah Operation Policy

As part of the Wahed Inc. group of companies, our Managing Member manages our company in compliance with the Wahed Shariah Operation Policy, designed to ensure that our company’s operations are conducted in accordance with Islamic principles and Shariah requirements. The policy provides the structure for a disciplined, objective, and consistent approach to investment selection and related financial services based on set ethical and Shariah screening criteria. The guiding principles established in the policy for our Managing Member’s conduct of business include the following:

●	truthfulness, honesty and fairness,

●	due care and diligence in the operation of business, including acting in the best interests of stakeholders and the evaluation of risk,

●	capabilities of senior management, staff and representatives to discharge their respective duties competently,

●	knowledge of and clients and transparent, fair and truthful communications with clients, and

●	avoidance or appropriate management of conflicts of interest such that stakeholders are treated fairly.

The policy sets out a Shariah governance structure designed to monitor Shariah compliance and ensure the conduct of business in a socially responsible manner, in compliance with the Shariah standards issued by the Accounting and Auditing Organization for Islamic Financial Institutions and under the guidelines and oversight of Wahed’s Shariah Supervisory Board (the “SSB”). Our Managing Member has coordinated with the SSB in establishing our company and determining our intended business process and investment approach to ensure our compliance with Shariah and Islamic principles.

Our Managing Member and Fees and Expenses payable by each Series

Wahed Financial serves as our Managing Member and the Managing Member of each Series. Our Managing Member acts through its manager, Ahmar Shaikh, its Chief Executive Officer and Chief Financial Officer. As our Managing Member, Wahed Financial has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the company and each Series.

Our Managing Member is responsible for the day-to-day management of the company and each Series and will manage all underlying property and other assets related to the various Series including the sales of property, property rentals, maintenance and insurance. We anticipate engaging local property managers for the day to day management of our properties and we expect property management fees to be in the range of 8-12% of gross rental receipts, which would be paid out of the revenues generated by such Series. To the extent that we have entered into a property management agreement with respect to any Series property, the terms of such agreement are set forth below under “– Property Overview.”

Sourcing Fee

If a Series raises the maximum offering amount for that Series, a portion of the proceeds would be paid to our Managing Member as a sourcing fee, which is set forth in the Certificate of Designation for the relevant Series and discussed under “Use of Proceeds” above. The sourcing fee represents a fee payable in connection with the search and negotiation of the property purchase and coordination of the work needed to prepare the property for rental. Our Managing Member determines this fee and sets the amount. To the extent that a Series raises less than the maximum offering amount resulting in insufficient funds to pay the sourcing fee, the Managing Member may determine to expense the balance of the sourcing fee, which would be deducted from revenues generated by the relevant property, waive the sourcing fee or invest in the relevant Series Interests to cover the balance of the sourcing fee.

Asset Management Fees

On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, each Series shall pay the Managing Member an asset management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Asset Value as of the last day of the immediately preceding quarter.

“Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion.

Our Managing Member expects to determine “Asset Value” based on an internal review of recent comparable sales and may obtain third party valuations from time to time as needed.

Facility Fees

To the extent that the Managing Member of any of its affiliates provides a loan to the company or any Series, it will charge a facility fee, determined by the Managing Member or such affiliate to be arms-length terms. To date, that facility fee has equaled an annual rate of 5% of the amount of the loan facility, charged on a monthly basis. Since Inception and through June 30, 2025, the company and its Series have paid an aggregate of $5,809 (net of $42 in facility fees received as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

Expenses and Allocations Policy

In addition to paying the sourcing fee and asset management fees discussed above, each Series will be responsible for the following fees, costs and expenses, or its allocated portion thereof) in connection with any offering of Series Interests by a Series and the sourcing and acquisition of a Series property shall be borne by the relevant Series (except in the case of an unsuccessful offering in which case all “dead deal costs” shall be borne by the Managing Member), and except to the extent assumed by the Managing Member in writing):

●	Cost to acquire the Series Property;

●	Brokerage fees;

●	Offering expenses (as discussed below); and

●	Acquisition expenses, meaning the fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series property, including real estate brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees, and similar costs and expenses incurred in connection with the evaluation, discovery, investigation and acquisition of a Series property.

Operating Expenses

Each Series of our company will also be responsible for the following costs and expenses attributable to the activities of our company related to such series (we refer to these as Operating Expenses):

●	any and all fees, costs and expenses incurred in connection with the management of a Series property, including Home Ownership Association (HOA) fees, income taxes, marketing, security and maintenance;

●	any fees, costs and expenses incurred in connection with preparing any reports and accounts of each Series, including any blue sky filings required in order for interests in a Series to be made available to investors in certain states and any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the SEC including periodic reports on Forms 1-K, 1-SA and 1-U;

●	any and all insurance premiums or expenses, including directors’ and officers’ insurance of the directors and officers of the Managing Member, in connection with the Series;

●	any withholding or transfer taxes imposed on our company or a Series or any of the members as a result of its or their earnings, investments or withdrawals;

●	any governmental fees imposed on the capital of our company or a Series or incurred in connection with compliance with applicable regulatory requirements;

●	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against our company or a Series in connection with the affairs of our company or a Series;

●	the fees and expenses of any administrator, if any, engaged to provide administrative services to our company or a Series;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the managing Member in connection with a Series;

●	the cost of the audit of our company’s annual financial statements and the preparation of its tax returns and circulation of reports to investors;

●	the cost of any audit of a series annual financial statements and the fees, costs and expenses incurred in connection with making of any tax filings on behalf of a series and circulation of reports to investors;

●	any indemnification payments to be made pursuant to the requirements of the Operating Agreement;

●	the fees and expenses of our company’s or a Series’ counsel in connection with advice directly relating to our company’s or a series’ legal affairs;

●	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Managing Member in connection with the operations of our company or a Series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by the Managing Member in its reasonable discretion.

The Managing Member will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from a Series property and cannot be covered by any Operating Expense reserves on the balance sheet of such Series, the Managing Member may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, expected to be on an interest-free basis consistent with Islamic principles, and be entitled to reimbursement of such amount from future revenues generated by such series property, and/or (c) cause Series Interests to be issued to the Managing Member in order to cover such additional amounts.

Allocation Policy

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from series properties and any indemnification payments made by the Managing Member will be allocated among the various series interests in accordance with the Managing Member’s allocation policy set forth below. The allocation policy requires the Managing Member to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series.  If, however, an item is not allocable to a specific Series but to our company in general, it will be allocated pro rata based on the value of the Series properties or the number of properties, as reasonably determined by the Managing Member or as otherwise set forth in the allocation policy. By way of example, as of the date of this Offering Circular it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy
Revenue	Each of the Series is expected to have monthly rental income from the Series property.	Allocable directly to the applicable Series

Acquisition Expenses	Appraisal and valuation fees (if incurred pre-closing)	Allocable directly to the applicable Series property

	Appraisal and valuation fees (if incurred post-closing)	Allocable directly to the applicable Series property

	Pre-purchase inspection	Allocable directly to the applicable Series property

	Closing costs (including any broker commissions)	Allocable directly to the applicable Series property

	Insurance of a series property as at time of acquisition	Allocable directly to the applicable Series property

Offering Expenses*	Legal expenses related to the preparation of regulatory paperwork (offering materials) for a series	Allocable pro rata based on the number of Series properties

	Audit and accounting work related to the regulatory paperwork for the company and each series	Allocable pro rata based on the number of Series properties

	Broker fees other than cash commissions (e.g., expense reimbursement)	Allocable pro rata based on the number of Series properties

	Brokerage commissions	Allocable directly to the applicable Series

	Third party marketing costs (including distribution of marketing materials)	Allocable pro rata based on the Asset Value of the Series

Operating Expense	Property management fees	Allocable directly to the applicable Series property

	Asset management fees	Allocable directly to the applicable Series

	Tax / Accounting / bookkeeping work related to the regulatory paperwork of the Series	Allocable pro rata based on the number of Series properties

	Security (e.g., surveillance and patrols)	Allocable pro rata based on the Asset Value of the Series

	Insurance	Allocable directly to the applicable Series property

	Maintenance	Allocable directly to the applicable Series property

	Property marketing or lease concessions, including special offers and terms	Allocable directly to the applicable Series property

Indemnification Payments	Indemnification payments under the Operating Agreement	Allocable pro rata based on the Asset Value of the Series

Disposition/Dissolution	Appraisal and valuations fees	Allocable directly to the applicable Series property

	Pre-sale improvements	Allocable directly to the applicable Series property

	Staging and marketing expenses	Allocable directly to the applicable Series property

	Real estate commissions	Allocable directly to the applicable Series property

*	For each Series, the maximum amount of Offering Expenses, excluding brokerage commissions, that will be allocated by the Managing Member to such Series will be 4% of the gross offering proceeds received by such Series.

Once such fees, costs or expenses have been allocated in accordance with the Managing Member’s allocation policy, each relevant Series would record their allocated portion and become liable for payment or for reimbursing the Managing Member for its pre-allocation payment of such expenses. There may be situations where it is difficult to allocate fees, costs and expenses among specific Series and, therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit.

Notwithstanding the foregoing, the manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

Property Overview

Series Paign Drive

Wahed Financial entered into a purchase contract with an unaffiliated third party on June 30, 2024 for the purchase of the below property for a purchase price of $260,000 plus prorated property taxes and water bills from July 5, 2024 plus a $595 compliance/transaction fee. The property was purchased by Wahed Financial in August 2024 and leased back to the seller for a period of 3 days. On April 9, 2025, the property was leased to a renter under a two-year lease for a monthly rent of $2,100. On August 26, 2024, the company established Series Paign Drive for the purposes of acquiring the Paign Drive property.  In May 2025, Wahed Financial sold the property to Series Paign Drive in exchange for $141,600 in cash and an interest-free loan from Wahed Financial of $127,266, with a loan facility fee equal to an annual rate of 5% of the amount of the loan facility, representing the $260,000 property purchase price plus $4,200 in acquisition expenses and $4,666 in property improvement expenses, each as described under “Use of Proceeds.”

Prior to the purchase by Wahed Financial, the property was owner-occupied and there is no prior rental history.

Address of Property	41210 Paign Drive Sterling Heights, MI

Type of Property	Single-family detached home

Square foot	1,334 square feet

Lot size	9,147 square feet

Number of Units	1

Configuration	3 bedroom, 1.5 bath

Property Improvement Expenses	$4,666

Debt on property	None.

Acquisition Expenses	$4,200

Property Manager and Fees	10% of rental revenue.

Sale of Property	In the event the company decides to sell the property, approval from the Series Paign Drive Interest holders is not required.

Market Dynamics

Because of its attractive market and neighborhood characteristics, we believe our Sterling Heights property is well-positioned to deliver strong and stable rental income and generate a good return on investment for investors in the Series.

Located in Sterling Heights, the second-largest suburb in Detroit, this property was acquired for $260,000, approximately 15% below the average sale price for homes in Sterling Heights over the 12 months prior to our Managing Member’s purchase, based on data from Homes.com. The Sterling Heights housing sales market has experienced a cumulative home appreciation rate (the percentage change in the resale value of existing homes) of 45.4% over the past five years through March 31, 2024, with an annual average appreciation rate of 7.8% over that time period, based on data from Neighborhoodscout.com.

Rental homes represent nearly 25% of occupied homes in Sterling Heights and reflect a median rent price of approximately $2,100. The Paign Drive property is conveniently located within a 5 to 10-minute drive of several major parks, making it a practical choice for families. Dodge Park, with its 51 acres, offers facilities such as an ice rink, basketball court, and sand volleyball court. The 461-acre Clinton River Park North connects multiple area parks through a trail system, providing opportunities for outdoor activities like kayaking and canoeing along the Clinton River. The property is also situated in a highly desirable school district, all of which we believe will attract and retain quality tenants working in downtown Detroit and nearby areas, contributing to stable rental income.

Property Management Agreement

We have entered into a management agreement with a local unaffiliated property manager to provide for the day to day management of the Paign Drive property for a monthly fee of 10% of rental revenue. Under the agreement, the property manager’s responsibilities include:

●	Collection of rents and all other fees due, maintain financial records and provide financial reports;

●	Advertising and renting the property and providing property services and support for these efforts;

●	Managing routine and emergency maintenance and repairs, including semi-annual inspections:

●	Performing general lease administration and enforcement; including managing evictions up until any court appearances; and

●	Ensuring compliance with all legal property maintenance and rental certification requirements in accordance with local and state housing laws.

The property manager has the authority to make any repairs and maintenance up to $999 and our approval is required for any costs in excess of $1,000 will be presented to Wahed Financial for approval.

The agreement has a term of two years and can be terminated earlier by us either (1) upon 60 days notice to the property manager, (2) default by the property manager that is not cured 30 days of notice or longer in certain cases, (3) certain other events adversely affecting the property manager.

Please see the Paign Drive Property Management Agreement, filed as an exhibit to the Offering Statement of which this Offering Circular is a part for the full terms of this agreement.

Series Lake Overlook Drive

Wahed Financial entered into a purchase contract with an unaffiliated third party on February 18, 2025 for the purchase of the below property for a purchase price of $374,900 plus closing costs, including prorated property taxes. The property was purchased by Wahed Financial in March 2025. Wahed Financial rented the Lake Overlook Drive property on June 1, 2025 for one year, automatically renewing on a month-to-month basis unless terminated, for a monthly rent of $2,600, which will be assigned to the Series. Prior to the purchase by Wahed Financial, the property was owner-occupied and there is no prior rental history.

On May 23, 2025, the company established Series Lake Overlook Drive for the purposes of acquiring the Lake Overlook Drive property. In November 2025, Wahed Financial sold the property to Series Lake Overlook Drive in exchange for an interest-free loan from Wahed Financial of $379,700, with a loan facility fee determined on an arms-length basis, representing the $374,900 property purchase price plus $4,800 in Acquisition Expenses. See “Use of Proceeds.”

Address of Property	6724 Lake Overlook Drive, Fort Worth, TX

Type of Property	Single-family detached home

Square foot	2,205 square feet

Lot size	5,745 square feet

Number of Units	1

Configuration	4 bedroom, 3 bath

Estimated Property Improvement Expenses	$0

Debt on property	None.

Acquisition Expenses	$4,800

Property Manager and Fees	7% of rental revenue, plus additional fees.

Sale of Property	In the event the company decides to sell the property, approval from the Series Paign Drive Interest holders is not required.

Market Dynamics

With a population of 978,468 people and 201 associated neighborhoods, Fort Worth is the fifth largest community in Texas. Fort Worth has seen a significant amount of newer housing growth in recent years. The Fort Worth housing sales market has experienced a cumulative home appreciation rate (the percentage change in the resale value of existing homes) of 51.3% over the past five years through fourth quarter of 2024, with an annual average appreciation rate of 8.6% over that time period, based on data from Neighborhoodscout.com.

Located in a gated community built by D.R. Horton, this property was acquired by Wahed Financial for $374,900, with a $20,000 builder discount. The property was completed in 2025. An independent appraisal conducted by Texas Valuation Appraisal confirmed that the property’s value aligns with the purchase price. The property is situated in a location with easy access to major highways and commuting to the Dallas-Fort Worth metroplex and DFW Airport. It falls within the Lake Worth ISD school district, making it an attractive option for families. Additionally, the home is just a few miles from Lake Worth Towne Crossing, which features major retail stores such as Walmart and Target, further enhancing the location’s convenience and appeal. An independent appraisal conducted by Texas Valuation Appraisal confirmed that the property’s value aligns with the purchase price.

Property Management Agreement

Wahed Financial has entered into a management agreement with a local unaffiliated property manager to provide for the day to day management of the Lake Overlook Drive property for a monthly fee of 7% of gross monthly rentals, a lease commission equal to one month of gross rent (as exclusive leasing agent) and an initial $500 property onboarding fee. This agreement will be assigned to the Series. Under the agreement, the property manager’s responsibilities include:

●	Collection of rents and all other funds due, paying, out of revenues from the property, expenses of the property, including maintenance, taxes, insurance, repairs, security and management fees, and perform other related services;

●	Advertising and renting the property and related services;

●	Maintaining records related to the property, file tax reports and provide quarterly statements of receipts, disbursements, and charges;

●	Performing general lease administration and enforcement; including managing evictions.

The agreement has a term of one year and extends automatically for successive monthly terms unless terminated. The agreement may be terminated (1) by either party upon or following the one year term of the agreement by providing at least 30 days written notice of termination, (2) by either party if the other party fails to cure a breach or any violation of the agreement within 10 days after receipt of written demand to do so.

For further details, please see the Lake Overlook Drive Property Management Agreement filed as an exhibit to the Offering Statement of which this Offering Circular is a part, and which is incorporated by reference herein.

Series Waynick Drive

On September 8, 2025, Wahed Financial completed the acquisition of a residential property located at 8820 Waynick Drive, Raleigh, NC (the “Waynick Drive property”) for a purchase price of $435,000 (reflecting sales credits) plus closing costs. On September 25, 2025, the company established Series Waynick Drive for the purposes of acquiring the Waynick Drive property. Wahed Financial intends to transfer the property to Series Waynick Drive once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $435,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,324, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses, each as described under “Use of Proceeds.”

The Waynick Drive property was rented in August 2025 for a monthly rent of $3,425. Under a Value Share Agreement that the seller of the Waynick Drive property assigned to Wahed Financial, the tenant has been granted a one-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $435,000, less an adjusted value share payment. The adjusted value share payment would be equal to the original option payment of $21,700 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The lease agreement and value share agreement each have a term of three years and may be extended for up to two years, with an adjustment to the monthly rental payment.

Address of Property	8820 Waynick Drive, Raleigh, NC

Type of Property	Single-family detached home

Square foot	1,692 square feet

Lot size	7,405 square feet

Number of Units	1

Configuration	3 bedroom, 2.5 bath

Estimated Property Improvement Expenses	$500

Debt on property	None.

Estimated Acquisition Expenses	$10,324

Property Manager and Fees	8% of rental revenue, plus a 1% property disposition fee.

Sale of Property	In the event the company decides to sell the property, approval from the Series Paign Drive Interest holders is not required.

Market Dynamics

Located in northwest Raleigh’s Wyngate neighborhood, this 3-bedroom, 2.5-bath home was most recently acquired for $435,000, consistent with the broader Raleigh market. The median home sale price in Raleigh is approximately $451,000 as of July 2025, while Wake County overall reflects a median of around $475,000. Home values in Raleigh have appreciated by more than 122% over the past decade, averaging roughly 8.3% annually, based on data from NeighborhoodScout. Over the past year, home prices in Raleigh have grown by about 6.1%, reflecting continued strength in demand even as inventory has modestly increased.

Rental demand in the area remains healthy. The average rent for three-bedroom homes in Wake County is approximately $2,260 per month. Given its size, location, and configuration, we believe the Waynick Drive property should be competitive within this market and capable of attracting long-term tenants.

The property is located near established employment hubs, schools, and recreational amenities, which enhances its appeal to families and professionals. Raleigh continues to benefit from strong job growth, population inflows, and long-term housing demand. Taken together, we believe the Waynick Drive property offers an attractive balance of appreciation potential and rental income stability, positioning it as a sound investment within the Series.

Property Management Agreement

Wahed Financial has engaged a third-party property manager for compensation equal to 8% of gross rent payable quarterly in advance, plus a one-time property disposition fee of 1% of the sale price of the property to the resident or to a third party.

Under the property management agreement, the property manager’s responsibilities include:

●	Perform all maintenance and make all repairs to the property and perform periodic on-site physical inspections of the property, including of the foundation, structure, roof and air conditioning and heating system;

●	Collect all payments due from the resident under the Value Share Agreement and the lease agreement, and any other sums payable by resident; make all routine payments incurred by the owner as a result of its ownership of the property, including, without limitation, taxes, HOA dues and other assessments, repair and maintenance costs, and equipment and supply costs, as well as payments payable as compensation to the property manager; and remit to the owner payments under the lease agreement, net of any compensation and other expenses paid, and under the Value Share Agreement; and

●	Manage end of term Value Share Agreement and lease agreement options with the resident, including any extensions and monthly payment adjustments, election to purchase, or terminations.

The property management agreement terminates upon the sale of the property to the resident or a third party. The property management agreement may be terminated (1) by either party if the other party fails to cure a material breach of the agreement within 30 days after receipt of notice or (2) by the owner in the event of damage, destruction or condemnation of the property.

For further details, please see the Property Management Agreement (Waynick Drive and Golden Honey properties) filed as an exhibit to the Offering Statement of which this Offering Circular is a part, and which is incorporated by reference herein.

Series Golden Honey

On September 23, 2025, Wahed Financial completed the acquisition of a residential property located at 8820 Waynick Drive, Raleigh, NC (the “Waynick Drive property”) for a purchase price of $455,000 plus closing costs. On October 30, 2025, the company established Series Golden Honey for the purposes of acquiring the Golden Honey property. Wahed Financial intends to transfer the property to Series Golden Honey once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $455,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,893, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses, each as described under “Use of Proceeds.”

The Golden Honey property was rented in September 2025 for a monthly rent of $3,314. Under a Value Share Agreement that the seller of the Waynick Drive property assigned to Wahed Financial, the tenant has been granted a one-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $455,000, less an adjusted value share payment. The adjusted value share payment would be equal to the original option payment of $22,750 plus 10% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The lease agreement and value share agreement each have a term of three years and may be extended for up to two years, with an adjustment to the monthly rental payment.

Address of Property	1740 Golden Honey Dr, Wake Forest, NC

Type of Property	Single-family detached home

Square foot	2,789 square feet

Lot size	6,534 square feet

Number of Units	1

Configuration	4 bedroom, 3 bath

Estimated Property Improvement Expenses	$500

Debt on property	None.

Estimated Acquisition Expenses	$10,893

Property Manager and Fees	8% of rental revenue, plus a 1% property disposition fee.

Sale of Property	In the event the company decides to sell the property, approval from the Series Paign Drive Interest holders is not required.

Market Dynamics

Located within the Rosedale community of Wake Forest, this 4-bedroom, 3-bath home was acquired for $455,000, aligning closely with prevailing market conditions in northern Wake County. As of July 2025, the median sale price in Wake County stands at approximately $500,833, according to Zillow. Over the past decade, home values in the county have appreciated by roughly 118%, reflecting an average annual increase of 8–9%, based on long-term data from NeighborhoodScout.

Rental fundamentals in Wake County remain strong, supported by steady population inflows and limited supply of high-quality single-family homes. Premium listings in Wake Forest are achieving rents in the $3,000+ range, underscoring sustained demand for newer homes with upgraded finishes and access to desirable school districts.

Wake Forest continues to benefit from the strong economic fundamentals of the Raleigh–Durham metropolitan area, one of the nation’s most dynamic growth regions. The area attracts families, professionals, and remote workers seeking proximity to Research Triangle Park, Raleigh, and other major employment centers, while maintaining suburban convenience and access to top-rated Wake County schools.

Taken together, the Golden Honey property offers a compelling combination of income stability and long-term appreciation potential. The acquisition price of $455,000 is consistent with market comparables, and the property’s new construction, location quality, and tenant appeal make it a well-positioned addition to the Series portfolio—balancing cash-flow durability with capital growth prospects.

Property Management Agreement

Wahed Financial has engaged a third-party property manager for compensation equal to 8% of gross rent payable quarterly in advance, plus a one-time property disposition fee of 1% of the sale price of the property to the resident or to a third party.

Under the property management agreement, the property manager’s responsibilities include:

●	Perform all maintenance and make all repairs to the property and perform periodic on-site physical inspections of the property, including of the foundation, structure, roof and air conditioning and heating system;

●	Collect all payments due from the resident under the Value Share Agreement and the lease agreement, and any other sums payable by resident; make all routine payments incurred by the owner as a result of its ownership of the property, including, without limitation, taxes, HOA dues and other assessments, repair and maintenance costs, and equipment and supply costs, as well as payments payable as compensation to the property manager; and remit to the owner payments under the lease agreement, net of any compensation and other expenses paid, and under the Value Share Agreement; and

●	Manage end of term Value Share Agreement and lease agreement options with the resident, including any extensions and monthly payment adjustments, election to purchase, or terminations.

The property management agreement terminates upon the sale of the property to the resident or a third party. The property management agreement may be terminated (1) by either party if the other party fails to cure a material breach of the agreement within 30 days after receipt of notice or (2) by the owner in the event of damage, destruction or condemnation of the property.

For further details, please see the Property Management Agreement (Waynick Drive and Golden Honey properties) filed as an exhibit to the Offering Statement of which this Offering Circular is a part, and which is incorporated by reference herein.

Employees

Wahed Real Estate currently has 0 full-time employees and 0 part-time employees. Wahed Financial is managed by an individual manager, Ahmar Shaikh, who also serves as its Chief Executive Officer and Chief Financial Officer.

The Wahed Real Estate Platform

Wahed Inc., parent company of Wahed Financial, the Managing Member, owns and operates a real estate investment platform located at www.wahed.com/real-estate (the “Wahed Real Estate Platform”) that allows investors to hold interests in real estate opportunities that may have been historically difficult to access for some investors. Wahed, Inc. recently launched a mobile app-based real estate investment platform, and has transitioned its real estate investment platform to the App. The App is available to download through App stores and through the above Wahed real estate website. In the Wahed Real Estate Platform, investors can browse and screen the investments offered by each of our Series, now existing or to be formed by our company in the future, create a wallet account, and electronically sign legal documents to purchase Series interests.

Intellectual Property

Wahed Real Estate does not have any patents, trademarks or other intellectual property protections, and has not filed any applications. Wahed Inc., the parent company of Wahed Financial, has a trademark registered with the U.S. Patent and Trademark Office for the mark “Wahed” (Registration No. 5611100) and has applied for trademark registration in the U.S. for the quadrilateral symbol used in the company’s logo.

Regulation

Residential rental properties are subject to various covenants, local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our residential properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our residential properties, including prior to acquiring any of our residential properties or when undertaking renovations. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. See the discussion in “Risk Factors” regarding some of these regulations and the risks they pose for our business.

Litigation

The company is not a party to any current litigation.

THE COMPANY’S PROPERTY

Wahed Real Estate currently does not own or lease any property other than any Underlying Assets included in each Series. Wahed Financial, the company’s Managing Member maintains an office in New York, NY that it leases and it, not our company, is responsible for bearing the costs of its offices.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of Wahed Real Estate and results of its operations together with its consolidated and consolidating financial statements and related notes appearing at the end of this Offering Circular. Unless otherwise indicated, the latest results discussed below are as of June 30, 2025. The consolidated and consolidating financial statements included in this filing as of and for the six months ended June 30, 2025 are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although, in the opinion of management, all adjustments and disclosures necessary for a fair presentation of the unaudited consolidated financial statements have been included. The results of operations for the six-months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the full year.

This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Please also see the unaudited proforma combined financial statements of Wahed Real Estate as of and for the six months ended June 30, 2025 and for year ended December 31, 2024. The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if purchase of the properties by Wahed Real Estate had been completed as of the dates set forth in the unaudited pro forma combined financial information, nor is it indicative of the future results or financial position of the combined company.

Overview

Wahed Real Estate was formed on May 14, 2024 (“Inception”) in the state of Delaware. The company was formed to enable public investment in residential rental properties, each of which will be held directly or indirectly by a separate Series of limited liability interests, or “Series,” of the company.

Wahed Financial entered into a purchase contract with an unaffiliated third party on June 30, 2024 for the purchase of a residential property located at 41210 Paign Dr., Sterling Heights, MI (the “Paign Drive property”) for a purchase price of $260,000 plus prorated property taxes and water bills from July 5, 2024 plus a $595 compliance/transaction fee. On August 26, 2024, the company established Series Paign Drive for the purposes of acquiring the Paign Drive property. Wahed Financial initially purchased the Paign Drive property in August 2024 and, in May 2025, transferred the property to Series Paign Drive in exchange for $141,600 in cash and an interest-free loan from Wahed Financial of $127,266, plus a loan facility fee determined on an arms-length basis, representing the $260,000 property purchase price plus $4,200 in acquisition expenses and $4,666 in property improvement expenses. Wahed Financial has engaged a third-party property manager for compensation equal to 10% of rental revenue. On April 9, 2025, the Paign Drive property was leased to a renter under a two-year lease for a monthly rent of $2,100.

In March 2025, Wahed Financial completed the acquisition of a residential property located at 6724 Lake Overlook Dr., Fort Worth, TX (the “Lake Overlook Drive property”) for a purchase price of $374,900 plus closing costs, including prorated property taxes. On May 23, 2025, the company established Series Lake Overlook Drive for the purposes of acquiring the Lake Overlook Drive property. In November 2025, Wahed Fanancial sold the property to Series Lake Overlook Drive in exchange for an interest-free loan from Wahed Financial of $379,700, with a loan facility fee determined on an arms-length basis, representing the $374,900 property purchase price plus $4,800 in Acquisition Expenses. Wahed Financial has engaged a third-party property manager for compensation equal to 7% of gross monthly rentals. The Manager rented the Lake Overlook Drive property on June 1, 2025 for one year, automatically renewing on a month-to-month basis unless terminated, for a monthly rent of $2,600.

On September 8, 2025, Wahed Financial completed the acquisition of a residential property located at 8820 Waynick Dr., Raleigh, NC (the “Waynick Drive property”) for a purchase price of $435,000 (reflecting sales credits) plus closing costs. On September 25, 2025, the company established Series Waynick Drive for the purposes of acquiring the Waynick Drive property. Wahed Financial intends to transfer the property to Series Waynick Drive once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $435,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,324, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Wahed Financial has engaged a third-party property manager for compensation equal to 8% of gross rent. The Waynick Drive property was rented in August 2025 for a monthly rent of $3,425 for a term of three years. Under a Value Share Agreement that the seller of the Waynick Drive property assigned to Wahed Financial, the tenant has been granted a one-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $435,000, less an adjusted value share payment. The adjusted value share payment would be equal to the original option payment of $21,700 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The terms of the lease and the Value Share Agreement may be extended for up to two years, with an adjustment to the monthly rental payment.

On September 23, 2025, Wahed Financial completed the acquisition of a residential property located at 1740 Golden Honey Dr., Wake Forest, NC (the “Golden Honey property”) for a purchase price of $455,000 plus closing costs. On October 30, 2025, the company established Series Golden Honey for the purposes of acquiring the Golden Honey property. Wahed Financial intends to transfer the property to Series Golden Honey once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $455,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,893, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Wahed Financial has engaged a third-party property manager for compensation equal to 8% of gross rent. The Waynick Drive property was rented in September 2025 for a monthly rent of $3,314 for a term of three years. Under a Value Share Agreement that has been assigned to Wahed Financial, the tenant has been granted a one-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $455,000, less an adjusted value share payment. The adjusted value share payment would be equal to the original option payment of $22,750 plus 10% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The terms of the lease and the Value Share Agreement may be extended for up to two years, with an adjustment to the monthly rental payment.

Wahed Financial is the company’s Manager. As the company’s Manager, it will manage the company’s day-to-day operations. Wahed Financial is also the managing member of each Series.

Going Concern

The company’s consolidated and consolidating financial statements have been prepared on a going concern basis, , which contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The company is a business that has recently commenced its principal operations, plans to incur significant costs in pursuit of its capital financing plans, and is dependent upon its Manager and its affiliates for continued funding of its cash flow needs. The company has an accumulated deficit of $32,180, has generated a loss of $11,899 for the six months ended June 30, 2025, and has limited liquid assets to satisfy its obligations as they come due with cash of $5,917 against current liabilities of $404,887 as of June 30, 2025. These factors, among others, raise substantial doubt about the ability of the company to continue as a going concern for a reasonable period.

The company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the company will be successful in these efforts.

Results of Operations for the six months ended June 30, 2025

	For the six months ended June 30, 2025 (unaudited)
	Series Paign Drive	Series Lake Overlook Drive		Unallocated		Consolidated

Revenues		$		$		$
Revenue from operations	$4,200		-		-		4,200
Total Revenues	4,200		-		-		4,200

Operating expenses
Bank charges	234				153		387
Depreciation	1,313						1,313
Commission fee	2,100						2,100
Property management fees	420						420
Asset management fees	241						241
Repairs and maintenance	1,727						1,727
Insurance charges	881						881
Professional fees	500		50		6,300		6,850
Total operating expenses	$7,416		$50		$6,300		$13,919

Loss from operations	(3,216)		(50)		(6,453)		(9,719)

Other income / (expense)
Loan facility fees (net)	42				(2,222)		(2,180)
Total other income / (expense)	$42		$		$(2,222)		$(2,180)

Net loss	$(3,174)		$(50)		$(8,675)		$(11,899)

For the period from May 14, 2024 (inception) to June 30, 2024 (unaudited)
	Series Paign Drive		Series Lake Overlook Drive		Unallocated		Consolidated

Revenues	$		$		$		$
Revenue from operations		-		-		-		-
Total Revenues		-		-		-		-

Operating expenses
Total operating expenses		$-		$-		$-		$-
Net loss		$-		$-		$-		$-

The company was formed on May 14, 2024 and has only recently commenced operations with the acquisition of the Paign Drive property in May 2025. Revenues in the six months ended June 30, 2025 represent rental revenue generated by the Paign Drive property. Operating expenses for the six months ended June 30, 2025, consisted primarily of professional fees of $6,850 related mostly to audit services and expenses associated with the Paign Drive property. In addition, the Manager is paid an asset management fee on a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of interests in a Series, payable quarterly in arrears, equal to 0.25% (1% annualized) of the asset value, as determined by the Manager as of the last day of the immediately preceding quarter. Series Paign Drive incurred asset management fee amounting to $241 during the six months ended June 30, 2025. Commission fees incurred in the six months ended June 30, 2025 represent a payment to the property manager for the initial lease of the Paign Drive property and are not expected to recur until a new tenant rents the property. Similarly, repair and maintenance expenses were somewhat elevated due to the age of the property and the repairs needed to prepare the property for rental.

As of June 30, 2025, the company had also recorded $149,693 of offering expenses as deferred offering costs on its consolidated and consolidating balance sheet, $12,544 of which have been allocated to Series Paign Drive and $5,000 of which have been allocated to Series Lake Overlook Drive. These deferred offering costs will be charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. These expenses have been funded by affiliates of the company as described below.

Loan facility fees are those incurred in connection with loans from or to the Manager or its affiliates. Currently, the rate of these fees, both those being paid by the company or a Series as well as those being paid to the company or a Series, are equal to an annual rate of 5% of the amount of the loan facility, charged on a monthly basis.

Results of Operations for the Period from May 14, 2024 (Inception) to December 31, 2024

	For the period from May 14, 2024 (inception) to December 31, 2024
	Series Paign Drive	Unallocated	Consolidated

Total revenues	$–	$–	$–

Operating expenses
General and administrative	152	–	152
Professional fees	800	15,700	16,500
Total operating expenses	$952	$15,700	$16,652

Loss from operations	(952)	(15,700)	(16,652)

Other expense
Loan facility fees	392	3,237	3,629
Total other expense	$392	$3,237	$3,629

Net loss	$(1,344)	$(18,937)	$(20,281)

Operating expenses consisted primarily of professional fees of $16,500 related to audit services. As of December 31, 2024, the company had also incurred an aggregate of $114,693 of offering expenses, which are recorded as deferred offering costs on its consolidated and consolidating balance sheet, $12,544 of which were allocated to Series Paign Drive.

Liquidity and Capital Resources

Due to its recent formation and limited operations to date, the company’s assets and liabilities relate principally to the properties it has acquired, its deferred offering costs incurred to date and borrowings from related parties. The company is dependent on its Manager and its affiliates for continued funding of its cash flow needs as discussed under ” – Going Concern” above.

The company had a total of $368,860 due to the Manager or its affiliates as of June 30, 2025. This amount is net of $29,964 representing offering and other expenses that were inadvertently paid by Paign Drive rather than by the company. As of June 30, 2025, $257,582 of this amount is recorded for Series Paign Drive (including funding of a portion of the purchase price of the Paign Drive property) and $5,050 is recorded for Series Lake Overlook Drive. Once the company has raised sufficient funds through the offering of Series Interests to acquire residential properties, it expects that its capital resources would be derived from operating cash flow. In addition, $34,191 (also net of $29,964 intercompany amount) was recorded as due from related parties representing the inadvertent payment by Series Paign Drive of a portion of offering expenses that had not yet been allocated to the company or any Series.

In December 2024, the company commenced offering Series Interests pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), and has raised the following funds through the issuance of Series Interests in the below Series Interests.

Series	Maximum Series Interests Offered	Series Interest issued through September 25, 2025*	Gross Proceeds from issued Series Interests through September 25, 2025
Series Paign Drive	3,136	1,446	$144,600
Series Lake Overlook Drive	4,100	0	$0

*	Does not include pending subscriptions that have not yet been accepted by the company.

Series Paign Drive purchased the Paign Drive property in May 2025 from the Manager in exchange for $141,600 in cash and an interest-free loan from Wahed Financial of $127,266, plus facility fees as discussed above. All current and future Series will be dependent on the net proceeds from their respective offering for funding to acquire their respective properties.

Other than loans or advances of funds from related parties, the company may, though it does not expect to, secure interest-free financing incurred by a Series, particularly if required to raise sufficient capital to purchase the underlying assets.

Plan of Operations

The company intends to focus on acquiring properties located in the United States, that are expected to include:

●	Single family homes,

●	Condos and

●	Small multi-family properties.

As part of our plan of operations, we intend to execute the following milestones over the course of the next 12  months:

●	Through Wahed Financial and its affiliates, build, develop and grow the Wahed Real Estate platform to provide potential investors the ability to view each Series and the Underlying Assets and provide investors the opportunity to invest in one or more Series once qualified.

●	Build and develop efficient property management relationships across multiple locations/ states.

●	Close on 15 additional properties to be included in additional Series.

Trend Information

The company has recently commenced its principal operations with the acquisition of the Paign Drive property in May 2025 and has generated limited revenue to date. The company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions.

Recent proposals to change the international trade framework have resulted in substantial regulatory uncertainty regarding international trade and trade policy, both in the United States and abroad. The U.S. government has also instituted other initiatives that may affect our business, including a stricter immigration and deportation policy. To the extent such actions result in increased prices for goods or labor shortages and higher prices for services, our costs may be materially adversely impacted. The impact of these and any future actions on the broader US and global economy in the future is uncertain. Rising inflation, slower economic growth and increases in unemployment that may result from global trade disruptions or for other reasons could further deflate consumer demand, which may impact the housing market more broadly, reducing demand for residential housing and reducing rental rates.

A host of other factors beyond the company’s control could also adversely affect our business, including but not limited to: recession, downturn or otherwise; inflation; government policies surrounding tenant rights; local ordinances where properties reside; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on our financial condition and the results of its operations.

The company expects to incur significant additional expenses as it grows its business. The company will need significant additional capital resources to acquire properties and operate its business thereafter, which is subject to significant risks and uncertainties.

MANAGERS AND EXECUTIVE OFFICERS

In accordance with the Operating Agreement, Wahed Financial is the initial Managing Member of each Series. Wahed Financial is also the Managing Member of Wahed Real Estate. Wahed Real Estate does not have any officers or directors. Wahed Financial is managed by 2 individual managers and has one officer that serves as Chief Executive Officer and Chief Financial Officer as detailed below.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/ Part Time
Ahmar Shaikh	Manager, Chief Executive Officer and Chief Financial Officer	29	May 8, 2024	10 hours/week

Ahmar Shaikh

Ahmar is the Head of North America at Wahed Invest LLC, a position he has held since December 2023. At Wahed Invest LLC, Ahmar oversees all activities pertaining to the region, which includes operations, sales, marketing, strategy, and product. Ahmar is a seasoned executive with approximately 7 years of experience and a strong record of managing and growing business through innovation. Prior to joining Wahed Invest LLC and since 2021, Ahmar was a Vice President of strategy, transformation, and growth at Aviso Wealth, Canada’s largest independent wealth management firm. Prior to this time and since 2017, Ahmar worked with multiple financial services organizations globally as a management consultant at Deloitte Canada.

The Managing Member and the Operating Agreement

The Managing Member will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Managing Member and its members and officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Managing Member will perform its duties and responsibilities pursuant to the Operating Agreement. The Managing Member will maintain a contractual, as opposed to a fiduciary relationship, with us and our investors. Furthermore, we have agreed to limit the liability of the Managing Member and to indemnify the Managing Member against certain liabilities.

The Operating Agreement further provides that our Managing Member, in exercising its rights in its capacity as Managing Member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any Series or any of the Interest holders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity.  In addition, the Operating Agreement provides that our Managing Member will not have any duty (including any fiduciary duty) to our company, any Series or any of the Interest holders.

Our Managing Member has not-sponsored any prior real estate investment programs. Accordingly, this Offering Circular does not contain any information concerning prior performance of our Managing Member and its affiliates, which means that you will be unable to assess any results from their prior activities before deciding whether to purchase interests in our Series.

Responsibilities of the Manager

The responsibilities of the Managing Member include:

●	Investment Advisory, Origination and Acquisition Services such as approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	Offering Services such as the development of our Series offerings, including the determination of their specific terms;

●	Management Services such as investigating, selecting, and, on our behalf, engaging and conducting business with such persons as the Managing Member deems necessary to the proper performance of its obligations under the Operating Agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all persons acting in any other capacity deemed by the manager necessary or desirable for the performance of any of the services under the Operating Agreement;

●	Accounting and Other Administrative Services such as maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements, and managing and performing the various administrative functions necessary for our day-to-day operations;

●	Investor Services such as managing communications with our investors, including answering phone calls, preparing and sending written and electronic reports and other communications;

●	Financing Services such as monitoring and overseeing the service of our debt and other financings, if any; and

●	Disposition Services such as evaluating and approving potential asset dispositions, sales or liquidity transactions.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company did not compensate any director or executive officer of Wahed Financial for its services to Wahed Real Estate. Pursuant to the Operating Agreement, the Managing Member, or affiliated entities, will receive fees and expense reimbursements for services relating to our Series offerings and the investment and management of our Series and their Underlying Assets. These fees and expense reimbursement are discussed under “The Company’s Business – Our Managing Member and Fees and Expenses payable by each Series.”

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays the securities of our company beneficially owned by Wahed Financial. No securities of our company or any Series are owned by any manager or officer of Wahed Financial any no other holder beneficially owns more than 10% of any class of the company’s securities or Series interests.

Title of class A	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)	Percent of voting power
Wahed Real Estate Membership Interest	Wahed Financial LLC 27 East 28th Street, 8th Floor New York, New York 10016	100% of Membership Interests of Wahed Real Estate Series 1 LLC	n/a	100%	100%

As of the date of this Offering Circular, there were 1,446 Series Interests of Series Paign Drive outstanding and no Series Interests of Series Lake Overlook Drive outstanding. Prior to the initial offering of any Series, Wahed Financial is the Initial Member and sole Managing Member of such Series. Mr. Shaikh is the Manager of Wahed Financial.

Wahed Inc. is currently the sole member and 100% owner of Wahed Financial. Approximately 23% of the capital stock of Wahed Inc. is owned by Junaid Wahedna, who is also the Chairman of its board of directors. No other person beneficially owns more than 10% of Wahed Inc.

Following its regulatory examination of Wahed Invest, a wholly owned subsidiary of Wahed Inc. and a registered investment advisor, beginning in June 2019, the SEC staff requested additional information from Wahed Invest, investigating certain marketing communications and purported operational deficiencies between September 2018 and July 2019.  Wahed Invest fully cooperated with the SEC’s investigation and elected to make an offer of settlement to the SEC, and based on information that Wahed Invest provided, the SEC issued an Order Instituting Administrative Cease-and-Desist Proceedings against Wahed Invest on February 10, 2022 (the “2022 SEC Order”). The SEC alleged (1) that Wahed Invest made certain misleading statements with respect to marketing of its new equity products in 2018, (2) that from September 2018 through July 2019, Wahed Invest represented that it periodically rebalanced its robo-advisory client accounts when it did so only twice, (3) that Wahed Invest failed to give prior disclosure to its clients of its preference for and affiliation with the Wahed FTSE USA Shariah ETF or of any potential conflicts of interest related to the Wahed FTSE USA Shariah ETF and (4) that Wahed Invest did not have sufficient written policies to ensure the Shariah-compliance of its report on the purification of impermissible income.  The SEC alleged that Wahed Invest violated Sections 206(2) and 206(4) of the Investment Advisers Act of 1940, and Rules 206(4)-1 and 206(4)-7 promulgated thereunder. The SEC, among other things, censured Wahed Invest and ordered Wahed Invest to cease-and-desist from any future violations of Sections 206(2) and 206(4) of the Investment Advisers Act of 1940  (“Advisers Act”), and Rules 206(4)-1 and 206(4)-7 promulgated thereunder, and pay a $300,000 civil penalty. Wahed Invest consented to the Order without admitting or denying the SEC’s findings (except as to jurisdiction and the subject matter of the action, which was admitted).  Prior to the entry of the 2022 SEC Order, Wahed Invest implemented additional remedial measures beyond previously planned operational changes made in  2019.

Also, the SEC issued an Order Instituting Administrative and Cease-and-Desist Proceedings against Wahed Invest on November 1, 2024 (the “2024 SEC Order”).  The SEC alleged that from November 4, 2022 through May 2024, Wahed Invest disseminated certain advertisements on its public website and via social media and email containing endorsements from several professional athletes that failed to provide the disclosures required under Section 206(4) of the Advisers Act, and Rule 206(4)-1 thereunder (the “Marketing Rule”).  The 2024 SEC Order further alleges that Wahed Invest disseminated advertisements on its public website that presented hypothetical, backtested performance without adopting and implementing required policies and procedures designed to ensure the hypothetical performance was relevant to the likely financial situation and investment objectives of the intended audience, also in violation of the Marketing Rule.  By virtue of these actions, the SEC alleged that Wahed Invest violated Section 206(4) of the Advisers Act, and Rule 206(4)-1 thereunder. The SEC censured Wahed Invest and ordered it to cease-and-desist from any future violations of Sections 206(4) of the Advisers Act and Rule 206(4)-1 thereunder; ordered Wahed Invest to pay a civil monetary penalty of $250,000; and ordered Wahed Invest to complete certain undertakings.  Wahed Invest consented to the 2024 SEC Order without admitting or denying the SEC’s findings (except as to jurisdiction and the subject matter of the action, which was admitted).

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Existing Transactions

Real Estate Agreements

Wahed Financial initially purchased the Paign Drive property in August 2024 and, in May 2025, sold the property to Series Paign Drive in exchange for $141,600 in cash and an interest-free loan from Wahed Financial of $127,266, with a loan facility fee determined on an arms-length basis (as discussed below), representing the $260,000 property purchase price plus $4,200 in acquisition expenses and $4,666 in property improvement expenses.

On March 12, 2025, the Managing Member entered into a property management agreement for the Paign Drive property for a monthly fee of 10% of gross monthly rentals, which was transferred to the company in connection with the sale of the Paign Drive property to Series Paign Drive. On April 9, 2025, the Paign Drive property was leased to a renter under a two-year lease for a monthly rent of $2,100, and the lease was assigned to Series Paign Drive upon transfer of the property to the Series.

Wahed Financial entered into a purchase contract with an unaffiliated third party on February 18, 2025 for the purchase of the Lake Overlook Drive property for a purchase price of $374,900 plus closing costs, including prorated property taxes. The property was purchased by Wahed Financial in March 2025. On May 23, 2025, the company established Series Lake Overlook Drive for the purposes of acquiring the Lake Overlook Drive property. In November 2025, Wahed Financial sold the property to Series Lake Overlook Drive in exchange for an interest-free loan from Wahed Financial of $379,700, with a loan facility fee determined on an arms-length basis (as discussed below), representing the $374,900 property purchase price plus $4,800 in acquisition expenses.

Wahed Financial has entered into a management agreement with a local unaffiliated property manager to provide for the day to day management of the Lake Overlook Drive property for a monthly fee of 7% of gross monthly rentals, a lease commission equal to one month of gross rent (as exclusive leasing agent) and an initial $500 property onboarding fee. The Manager rented the Lake Overlook Drive property on June 1, 2025 for one year, automatically renewing on a month-to-month basis unless terminated, for a monthly rent of $2,600. Each of these agreements will be assigned to the Series.

On September 8, 2025, Wahed Financial completed the acquisition of the Waynick Drive property for a purchase price of $435,000 (reflecting sales credits) plus closing costs. On September 25, 2025, the company established Series Waynick Drive for the purposes of acquiring the Waynick Drive property. Wahed Financial intends to transfer the property to Series Waynick Drive once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $435,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,324, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Wahed Financial has engaged a third-party property manager to provide for the day to day management of the Waynick Drive property for compensation equal to 8% of gross rent payable quarterly in advance. The Waynick Drive property was rented in August 2025 for a monthly rent of $3,425 for a term of three years. Under a Value Share Agreement that the seller of the Waynick Drive property assigned to Wahed Financial, the tenant has been granted a one-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $435,000, less an adjusted value share payment. The adjusted value share payment would be equal to the original option payment of $21,700 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The terms of the lease and the Value Share Agreement may be extended for up to two years, with an adjustment to the monthly rental payment. Wahed Financial and expects to assign the property management agreement and the Value Share Agreement to the company following the transfer of the property.

On September 23, 2025, Wahed Financial completed the acquisition of the Golden Honey property for a purchase price of $455,000 plus closing costs. On October 30, 2025, the company established Series Golden Honey for the purposes of acquiring the Golden Honey property. Wahed Financial intends to transfer the property to Series Golden Honey once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $455,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,893, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Wahed Financial has engaged a third-party property manager to provide for the day to day management of the Golden Honey property for compensation equal to 8% of gross rent payable quarterly in advance. The Golden Honey property was rented in September 2025 for a monthly rent of $3,314 for a term of three years. Under a Value Share Agreement that was assigned to Wahed Financial, the tenant has been granted a one-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $455,000, less an adjusted value share payment. The adjusted value share payment would be equal to the original option payment of $22,750 plus 10% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The terms of the lease and the Value Share Agreement may be extended for up to two years, with an adjustment to the monthly rental payment. Wahed Financial and expects to assign the property management agreement and the Value Share Agreement to the company following the transfer of the property.

See “The Company’s Business – Property Overview” and “Use of Proceeds” for further information.

Related Party Loans and Advances

The company had a total of $368,860 due to the Manager or its affiliates as of June 30, 2025. This amount is net of $29,964 representing offering and other expenses that were inadvertently paid by Paign Drive rather than by the company. As of June 30, 2025, $257,582 of this amount is recorded for Series Paign Drive (including funding of a portion of the purchase price of the Paign Drive property as discussed above) and $5,050 is recorded for Series Lake Overlook Drive. Subsequent to June 30, 2025, Wahed Financial provided loan to Series Lake Overlook Drive in the amount of 379,700 to acquire the Lake Overlook property (including acquisition expenses). Once the company has raised sufficient funds through the offering of Series Interests to fund the purchases of the residential properties and related expenses, it expects that its capital resources would be derived from operating cash flow. In addition, $34,191 (also net of $29,964 intercompany amount) was recorded as due from related parties representing the inadvertent payment by Series Paign Drive of a portion of offering expenses that had not yet been allocated to the company or any Series.

In addition, loan facility fees are changes to the borrower for these related party loans. Currently, the rate of these fees, both those being paid by the company or a Series as well as those being paid to the company or a Series, are equal to an annual rate of 5% of the amount of the loan facility, charged on a monthly basis.

See Note 6 to our unaudited consolidated and consolidating financial statements as of and for the six months ended June 30, 2025, for a further discussion of these loans and facility fees.

Conflicts of Interest

The company is subject to various conflicts of interest arising out of its relationship with the Managing Member and its affiliates. These conflicts are discussed below.

General

The member and the officer of Wahed Financial, who will make all decisions on behalf of our company, is also a key professional of Wahed Inc and/or its other subsidiaries and has legal obligations with respect to those entities that may be similar to his obligations to the company. In addition, in the future, any officers or members of Wahed Financial and its affiliates may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, Wahed Financial may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors and under Regulation D or Regulation A or otherwise. Wahed Financial will, in its sole discretion determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The company relies on Wahed Financial’s professionals and other personnel of it or its affiliates for the day-to-day operation of our business. These persons’ interests in Wahed Financial and other affiliated entities, obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of the Wahed group of companies, mean that they will face conflicts of interest in allocating time among the company, Wahed Financial, other affiliated entities and other business activities in which they are is involved. The company believes that Wahed Financial and its affiliates have sufficient personnel and resources to fully discharge their responsibilities to our company and Series.

SECURITIES BEING OFFERED

The following descriptions of the company’s Series Interests, certain provisions of Delaware law, the Series Designation for each Series and the Operating Agreement are summaries and are qualified by reference to the Series Designation of the relevant Series and the Operating Agreement, each of which is filed as an Exhibit to the Offering Statement of which this Offering Circular is a part, as well as Delaware law.

Description of the Series Interests

Our company is a series limited liability company formed pursuant to Section 18-215 of the LLC Act. The purchase of membership interests in a Series of our company is an investment only in that particular Series and not an investment in our company as a whole. In accordance with the LLC Act, each Series is, and any other Series if issuing interests in the future will be, a separate Series of our company and not in a separate legal entity. Our company has not issued, and does not intend to issue, any class of any Series Interests entitled to any preemptive, preferential or other rights that are not otherwise available to the holders purchasing interests in connection with any offering.

Subject to the provisions of the Operating Agreement, the Managing Member can cause our company to establish one or more Series of our company through the creation of a written Series Designation for each new Series. A Series Designation relates solely to the Series established thereby and shall not be construed: (i) to affect the terms and conditions of any other Series, or (ii) to designate, fix or determine the rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of interests associated with any other Series, or the members associated therewith. The terms and conditions for each Series are as set forth in the Operating Agreement and in the Series Designation, as applicable. Upon approval of any Series Designation by the Managing Member, the Series Designation is attached to the Operating Agreement as an exhibit. The Series Designation establishing a Series may: (i) specify a name or names under which the business and affairs of such Series may be conducted; (ii) designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Series Interests and the members associated therewith (to the extent such terms differ from those set forth in the Operating Agreement); and (iii) designate or authorize the designation of specific officers to be associated with such Series.

As of the date hereof, our company has established the following Series and the number of Series Interest authorized and outstanding for each are as follows:

Series	Series Interests Authorized	Series Interests Outstanding
Series Paign Drive	3,136	1,446
Series Lake Overlook Drive	4,100	0
Series Waynick Drive	4,850	0
Series Golden Honey	4,980	0

Title to the properties will be held by the applicable Series of our company or through a Delaware limited liability company which will be a wholly-owned subsidiary of the applicable Series. We intend that each series will own a single property, which may be a multi-family property. We do not anticipate that any of the Series will acquire any properties other than their respective property. New Series will be formed and will issue their own Series Interests for future properties. An investor who invests in an offering of a Series will not have any indirect interest in any property of any other Series unless the investor also participates in a separate Series offering associated with that other property.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and upon the closing of an offering for a series, the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. Accordingly, our company expects the Managing Member to maintain separate, distinct records, and bank accounts, for each Series and its associated assets and liabilities. As such, the assets of a Series include only the property associated with that Series and other related assets (e.g., cash reserves). As noted in the “Risk Factors” section, the limitations on inter-series liability provided by Section 18-215(b) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of our company generally where the assets of such other Series or of our company generally are insufficient to meet our company’s liabilities.

Section 18-215I of the LLC Act provides that a series established in accordance with Section 18-215(b) may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued. Our company intends for each Series to conduct its business and enter into contracts in its own name to the extent such activities are undertaken with respect to a particular Series and title to the relevant property will be held by, or for the benefit of, the relevant Series.

Upon payment in full of the consideration payable with respect to the Series interests, as determined by the Managing Member, the holders of such Series Interests will not be liable to our company to make any additional capital contributions with respect to such Series Interests (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the LLC Act). Holders of Series Interests have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any interests and no preferential rights to distributions.

The Series described in this Offering Circular will use the proceeds of the respective offerings to repay any promissory notes issued to the Managing Member or loans taken out or payments made by the Managing Member to acquire their respective properties pursuant to the respective purchase and sale agreements, as well as pay certain fees and expenses related to the property acquisitions and each offering (please see the “Use of Proceeds” sections for each Series offering for further details). An investor in an offering will acquire an ownership interest in the Series interests related to that offering and not, for the avoidance of doubt, in (i) our company, (ii) any other Series, (iii) the Managing Member or any of its affiliates, (iv) the Wahed Real Estate platform or (v) the property associated with the Series or any property owned by any other Series.

Further Issuance of Interests

The Operating Agreement provides that our company may issue Interests of each Series to no more than 2,000 “qualified purchasers” (no more than 500 of which may be an “accredited investors”). The Managing Member, in its sole discretion, has the option to issue additional interests (in addition to those issued in connection with any offering) on the same terms as the interests of applicable Series being offered hereunder as may be required from time to time in order to pay any Operating Expenses related to the applicable property.

Distributions

The Managing Member has sole discretion in determining what distributions of Free Cash Flow, if any, are made to interest holders except as otherwise limited by law or the Operating Agreement.

“Free Cash Flow” means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the relevant Series Property (as shown on the income statement of such Series) and (iii) any depreciation to the relevant Series Property (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Series Property (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the company, all costs and expenses incidental to such termination and winding up.

The net income of any Series will be net of fees payable to the Managing Member and any property manager, as well as the costs and expenses incurred by or allocatable to such Series. Please see “The Company’s Business – Our Managing Member and Fees and Expenses payable by each Series” for a discussion of these fees and expenses.

Our company expects the Managing Member to make distributions of any Free Cash Flow on a quarterly basis. However, the Managing Member may change the timing of distributions or determine that no distributions shall be made, in its sole discretion. For example, the Managing Member may determine to hold distributions until the effective distribution amount, per investor, equals or exceeds a certain amount per Interest. In this case, the Managing Member would accrue these distributions to be distributed once the minimum distribution amount has been reached or exceeded. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions.

If Operating Expenses exceed the amount of revenues generated from a Series property and cannot be covered by any reserves on the balance sheet of such Series property, the Managing Member may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, on an interest-free basis in accordance with Islamic principles, and be entitled to reimbursement of such amount from future revenues generated by such series property and/or (c) cause additional Series Interests to be issued to the Managing Member in order to cover such additional amounts.

Any Free Cash Flow generated by a Series shall be applied within the Series in the following order of priority:

●	repay any amounts outstanding for reimbursement of Operating Expenses as discussed above;

●	thereafter to create such reserves as the Managing Member deems necessary, in its sole discretion, to meet future liabilities; and

●	thereafter by way of distribution to Series Interest holders (net of corporate income taxes applicable to the series), which may include the Managing Member or any of its affiliates.

No series will distribute a property in kind to its interest holders.

The LLC Act (Section 18-607) provides that a member who receives a distribution with respect to a series and knew at the time of the distribution that the distribution was in violation of the LLC Act shall be liable to the series for the amount of the distribution for three years. Under the LLC Act, a series limited liability company may not make a distribution with respect to a series to a member if, after the distribution, all liabilities of such series, other than liabilities to members on account of their limited liability company interests with respect to such series and liabilities for which the recourse of creditors is limited to specific property of such series, would exceed the fair value of the assets of such series. For the purpose of determining the fair value of the assets of the series, the LLC Act provides that the fair value of property of the series subject to liability for which recourse of creditors is limited shall be included in the assets of such series only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to it at the time the assignee became a member and that could not be ascertained from the Operating Agreement.

Redemption Provisions

The Series Interests are not redeemable.

Voting Rights

The Managing Member is not required to hold an annual meeting of Interest holders. The Operating Agreement provides that meetings of Interest holders may be called by the Managing Member and a designee of the Managing Member shall act as chairman at such meetings. The investor does not have any voting rights as a Series Interest holder in our company or a Series except with respect to:

●	the removal of the Managing Member;

●	the dissolution of our company upon the for-cause removal of the Managing Member, and

●	an amendment to the Operating Agreement that:

o	decreases the percentage of outstanding Series Interests required to take any action under the Agreement;

o	materially adversely affects the rights of any of the members holding Series Interests (including adversely affecting the holders of any particular Series Interests as compared to holders of other Series Interests);

o	modifies the section of the Operating Agreement governing liquidation of the company or gives any person the right to dissolve the company; or

o	modifies the term of the company.

When entitled to vote on a matter, each Series Interest holder will be entitled to one vote per interest held by it on all matters submitted to a vote of the Interest holders of an applicable Series or of the Interest holders of all Series of our company, as applicable. The removal of the Managing Member as Managing Member of our company and all series must be approved by a Super Majority Vote, that is, an affirmative vote of holders of interests of all series representing at least two thirds of the total votes that may be cast by all outstanding Interests, voting together as a single class. All other matters to be voted on by the Interest holders must be approved by a majority of the votes cast by Interest holders in any Series of our company present in person or represented by proxy.

The consent of the holders of a majority of the interests of a series is required for any amendment to the Operating agreement that would materially adversely change the rights of the Interest holders in such Series, any mergers, consolidations or conversions of such Series or the company and for any other matter as the Managing Member, in its sole discretion, determines will require the approval of the holders of the Interests of a Series voting as a separate class.

The Managing Member or its affiliates (if they hold Series Interests) may not vote as a Series Interest holder in respect of any matter put to a vote of the Series Interest holders. However, the submission of any action of our company or a Series for a vote of the Interest holders shall first be approved by the Managing Member and no amendment to the Operating Agreement may be made without the prior approval of the Managing Member that would decrease the rights of the Managing Member or increase the obligations of the Managing Member thereunder.

The Managing Member has broad authority to take action with respect to our company and any Series, as discussed under “Managers and Executive Officers.” Except as set forth above, the Managing Member may amend the Operating Agreement without the approval of the Interest holders. Furthermore, the Managing Member retains sole discretion to create and set the terms of any new Series and will have the sole power to acquire, manage and dispose of property of each Series.

Liquidation Rights

The Operating Agreement provides that our company shall remain in existence until the earlier of the following: (i) the election of the Managing Member to dissolve it; (ii) the sale, exchange or other disposition of substantially all of the assets of our company; (iii) the entry of a decree of judicial dissolution of our company; (iv) at any time that our company no longer has any members, unless the business is continued in accordance with the LLC Act; and (v) a vote by a majority of all Interest holders of our company following the for-cause removal of the Managing Member. Under no circumstances may our company be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members who hold more than two-thirds of the interests in the profits of our company).

A Series shall remain in existence until the earlier of the following: (i) the dissolution of our company, (ii) the election of the Managing Member to dissolve such series; (iii) the sale, exchange or other disposition of substantially all of the assets of the Series; or (iv) at any time that the Series no longer has any members, unless the business is continued in accordance with the LLC Act. Under no circumstances may a Series be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members holding more than two-thirds of the interests in the profits of the Series).

Upon the occurrence of any such event, the Managing Member (or a liquidator selected by the Managing Member) is charged with winding up the affairs of the Series or our company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series or our company as a whole, as applicable, the property will be liquidated and any after-tax proceeds distributed: (i) first, to any third party creditors, (ii) second, to any creditors that are the Managing Member or its affiliates (e.g., reimbursement of any outstanding Operating Expenses paid by the Managing Member), and thereafter, (iii) to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Managing Member, any of its affiliates and sellers of the properties and which distribution within a Series will be made consistent with any preferences which exist within such Series).

Restrictions on Ownership and Transfer

The Interests of each Series are subject to restrictions on transferability. An Interest holder may not transfer, assign or pledge its Interests without the consent of the Managing Member. The Managing Member may withhold consent in its sole discretion, including when the Managing Member determines that such transfer, assignment or pledge would result in (a) there being more than 2,000 beneficial owners of the Series or more than 500 beneficial owners of the Series that are not “accredited investors,” (b) the assets of the Series being deemed “plan assets” for purposes of ERISA, (c) such Interest holder holding in excess of 9.8% of the Series, (d) a change of US federal income tax treatment of our company or the Series, I(e) our company, the Series or the Managing Member being subject to additional regulatory requirements. The transferring Interest holder is responsible for all costs and expenses arising in connection with any proposed transfer (regardless of whether such transfer is completed) including any legal fees incurred by our company or any broker or dealer, any costs or expenses in connection with any opinion of counsel and any transfer taxes and filing fees. The Managing Member or its affiliates may, but is not required to, acquire Interests in any Series for their own accounts and may, from time to time and only in accordance with applicable securities laws (which may include filing an amendment to this Offering Circular), transfer these interests, either directly or through brokers.

Additionally, unless and until the Interests of our company are listed or quoted for trading, there are restrictions on the holder’s ability to pledge or transfer the interests. There can be no assurance that we will, or will be able to, register the Interests for resale and there can be no guarantee that a liquid market for the Interests will develop. Therefore, investors may be required to hold their interests indefinitely. Please refer to the Operating Agreement and the Subscription Agreement for additional information regarding these restrictions. To the extent certificated, the Interests issued in each offering will bear a legend setting forth these restrictions on transfer and any legends required by state securities laws.

Agreement to be Bound by the Operating Agreement; Power of Attorney

By purchasing Series Interests, the investor will be admitted as a member of our company and will be bound by the provisions of, and deemed to be a party to, the Operating Agreement. Pursuant to the Operating Agreement, each investor grants to the Managing Member a power of attorney to, among other things, execute and file documents required for our company’s qualification, continuance or dissolution. The power of attorney also grants the Managing Member the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, the Operating Agreement.

Appointment of Officers

The Operating Agreement provides that, except as may otherwise be provided by the Operating Agreement, the property, affairs and business of each series will be managed under the direction of the Managing Member. The Managing Member has the power to appoint the officers of the company or a Series and such officers have the authority to exercise the powers and perform the duties specified in the Operating Agreement or as may be specified by the Managing Member.

Indemnification

Our Operating Agreement limits the liability of and provides for indemnification of (a) any officer of the company or associated with a Series, (b) any Managing Member or liquidator, together with its Affiliates, officers, directors, members, shareholders, employees, managers, partners, controlling persons, agents or independent contractors, (c) any person who is or was serving at the request of the company as an officer, director, member, manager, partner, fiduciary or trustee of another entity, with certain limitations, and (d) any person the Managing Member designates as an Indemnified Person for purposes of the Operating Agreement. Under the Operating Agreement, these Indemnified Persons will not be liable to the company or any Series for any acts or omissions by any of the Indemnified Persons arising from the exercise of their rights or performance of their duties and obligations in connection with the company or any Series, the Operating Agreement or any investment made or held by the company or any Series, including with respect to any acts or omissions made while serving at the request of the company or on behalf of any Series as an officer, director, member, partner, fiduciary or trustee of another entity, other than such acts or omissions that have been determined in a final, non-appealable decision of a court of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. The Indemnified Persons will also be indemnified by the company and, if applicable, one or more Series, in each case, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) (collectively, “Expenses and Liabilities”) arising from the performance of any of their duties or obligations in connection with their service to the company and/or such Series or the Operating Agreement, or any investment made or held by the company, such Series, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Indemnified Person may hereafter be made party by reason of being or having been a Managing Member of the company or such Series under Delaware law, an officer of the company or associated with such Series, a member of any Advisory Board or an officer, director, member, partner, fiduciary or trustee of another entity, provided that this indemnification shall not cover Expenses and Liabilities that arise out of the acts or omissions of any Indemnified Person that has been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Indemnified Person’s fraud, willful misconduct or gross negligence.

Exclusive Jurisdiction; Waiver of Jury Trial; Federal Securities Law Exceptions

Any dispute in relation to the Operating Agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, except where federal securities laws allow or require that certain claims be brought in federal courts, as in the case of claims brought under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provisions in the Operating Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions in the Operating Agreement will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and investors will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Each holder of Series Interests will have covenanted and agreed not to bring any claim in any venue other than the Court of Chancery of the State of Delaware, or if required or permitted by applicable federal law, a federal court of the United States. If an interest holder were to bring a claim against our company or the Managing Member pursuant to the Operating Agreement and such claim were governed by state law, it would have to bring such claim in the Delaware Court of Chancery.

The Operating Agreement, to the fullest extent permitted by applicable law and subject to limited exceptions, provides for investors to consent to exclusive jurisdiction of the Delaware Court of Chancery and for a waiver of the right to a trial by jury, if such waiver is allowed by the court where the claim is brought. The exclusive forum provisions spelled out in the Operating Agreement will not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors – Risks Related to Forum Selection and Jury Waivers.” Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Operating Agreement with a jury trial. No condition, stipulation or provision of the Operating Agreement or our Series Interests serves as a waiver by any or beneficial owner of Series Interests or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Additionally, our company does not believe that claims under the federal securities laws shall be subject to the jury trial waiver provision, and our company believes that the provision does not impact the rights of any or beneficial owner of our Series Interests to bring claims under the federal securities laws or the rules and regulations thereunder.

These provisions apply to investors who purchase Series Interests in the Series offerings directly from our company as well as to purchasers who may buy Series Interests in the secondary market, as they, as well, will become Series members whose rights vis a vis the Interests will be governed according to the terms of the Operating Agreement.

Listing

The Series Interests are not currently listed or quoted for trading on any national securities exchange, national quotation system or alternative trading system.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 Interest holders of record and have filed at least one Form 1-K.

At least every 12 months, the company will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an “emerging growth company,” the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and unit holder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an “emerging growth company” as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, the company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its unitholders could receive less information than they might expect to receive from more mature public companies.

WAHED REAL ESTATE SERIES 1 LLC

A Delaware Limited Liability Company

TABLE OF CONTENTS

Consolidated and Consolidating Balance Sheets as of June 30, 2025 (unaudited) and December 31, 2024 (audited)	F-2
Unaudited Consolidated and Consolidating Statements of Operations for the six month ended June 30, 2024 and the period from May 14, 2024 (Inception) to June 30, 2024	F-4
Unaudited Consolidated and Consolidating Statements of Changes in Members’ Equity/(Deficit) for the six month ended June 30, 2024 and the period from May 14, 2024 (Inception) to June 30, 2024	F-6
Unaudited Consolidated and Consolidating Statements of Cash Flows for the six month ended June 30, 2024 and the period from May 14, 2024 (inception) to June 30, 2024	F-7
Notes to the Unaudited Consolidated and Consolidating Financial Statements	F-9

Independent Auditor’s Report	F-20
Consolidated and Consolidating Balance Sheets as of December 31, 2024	F-22
Consolidated and Consolidating Statements of Operations for the period from May 14, 2024 (inception) to December 31, 2024	F-23
Consolidated and Consolidating Statements of Changes in Members’ Equity/(Deficit) as of December 31, 2024	F-24
Consolidated and Consolidating Statements of Cash Flows for the period from May 14, 2024 (inception) to December 31, 2024	F-25
Notes to the Consolidated and Consolidating Financial Statements	F-26

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of June 30, 2025 (Unaudited)

	Series Paign Drive	Series Lake Overlook Drive	Unallocated	Eliminated	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$5,917	$-	$-	$-	$5,917
Deferred offering costs	12,544	5,000	132,149	-	149,693
Prepaid expenses	629	-	500	-	1,129
Rent receivable	150	-	-	-	150
Receivable from property manager	5,100	-	-	-	5,100
Due from related parties	64,155	-	-	(29,964)	34,191
Total Current Assets	88,495	5,000	132,649	(29,964)	196,180

Property and equipment, net
Real estate assets	275,759	-	-	-	275,759
Total Property and equipment, net	275,759	-	-	-	275,759

Total Assets	$364,254	$5,000	$132,649	$(29,964)	$471,939

Liabilities And Members’ Equity/(Deficit)
Current Liabilities
Accounts payable	$8,808	$-	$24,069	$-	$32,877
Tenant deposits	3,150	-	-	-	3,150
Due to related parties	257,582	5,050	136,192	(29,964)	368,860
Total Liabilities	269,541	5,050	160,261	(29,964)	404,887

Members’ Equity /(Deficit)
Contributions	99,231	-	-	-	99,231
Accumulated deficit	(4,518)	(50)	(27,612)	-	(32,180)
Total Members’ Equity /(Deficit)	94,713	(50)	(27,612)	-	67,051
Total Liabilities and Members’ Equity /(Deficit)	$364,254	$5,000	$132,649	$(29,964)	$471,939

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 (Audited)

	Series Paign Drive	Series Lake overlook Drive	Unallocated	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$3,179	$-	$-	$3,179
Deferred offering costs	12,544	-	102,149	114,693
Prepaid expenses	1,385	-	-	1,385
Total Current Assets	17,108	-	102,149	119,257

TOTAL ASSETS	$17,108	$-	$102,149	$119,257

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
Current Liabilities
Accounts payable	$2,158	-	$27,569	$29,727
Due to related party	16,294	-	93,517	109,811
Total liabilities	18,452	-	121,086	139,538

Members’ Equity/(deficit)
Contributions	-	-	-	-
Accumulated deficit	(1,344)	-	(18,937)	(20,281)
Total members’ equity /(deficit)	(1,344)	-	(18,937)	(20,281)
TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$17,108	$-	$102,149	$119,257

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six months ended June 30, 2025 (Unaudited)

	Series Paign Drive	Series Lake Overlook Drive	Unallocated	Consolidated
Revenues
Revenue From Operations	$4,200	$-	$-	$4,200
Total Revenues	4,200	-	-	4,200

Operating Expenses
Bank Charges	234	-	153	387
Depreciation	1,313	-	-	1,313
Commission Fee	2,100	-	-	2,100
Property Management Fees	420	-	-	420
Asset Management Fees	241	-	-	241
Repairs & Maintenance	1727	-	-	1727
Insurance Charges	881	-	-	881
Professional Fees	500	50	6,300	6,850
Total Operating Expenses	7,416	50	6,453	13,919

Loss From Operations	(3,216)	(50)	(6,453)	(9,719)

Other Income/(expenses)
Loan Facility Fees, net	42	-	(2,222)	(2,180)
Total Other Expenses	42	-	(2,222)	(2,180)

Net Loss	$(3,174)	$(50)	$(8,675)	$(11,899)

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the period from May 14, 2024 (Inception) to June 30, 2024 (Unaudited)

	Series Paign Drive	Series Lake Overlook Drive	Unallocated	Consolidated
Revenue
Revenue From Operations	$-	$-	$-	$-
Total Revenues	-	-	-	-

Operating Expenses
Total Operating Expenses	-	-	-	-
Net Loss	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN

MEMBERS’ EQUITY/(DEFICIT)

For the six months ended June 30, 2025 and for the period from May 14, 2024 (inception) to June 30, 2024 (Unaudited)

	Series Paign Drive	Series Lake Overlook Drive	Unallocated	Consolidated
Balance as of May 14, 2024 (Inception)	$-	$-	$-	$-
Contributions	-	-	-	-
Net loss	-	-	-	-
Balance as of June 30, 2024	$-	$-	$-	$-

Balance as of December 31, 2024	$(1,344)	$-	$(18,937)	$(20,281)
Contributions	144,600	-	-	144,600
Subscription Receivable	(45,369)	-	-	(45,369)
Net loss	(3,174)	(50)	(8,675)	(11,899)
Balance as of June 30, 2025	$94,713	$(50)	$(27,612)	$67,051

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2025 (Unaudited)

	Series Paign Drive	Series Lake Overlook Drive	Unallocated	Elimination	Consolidated
Cash flows from operating activities:
Net loss	$(3,174)	$(50)	$(8,675)	$-	$(11,899)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,313	-	-	-	1,313
Prepaid expenses	756	-	(500)	-	256
Security deposit	3,150	-	-	-	3,150
Accounts payable	1,264	-	(3,500)	-	(2,236)
Payable to related parties	1,781	-	-	-	1,781
Rent receivable	(150)	-	-	-	(150)
Receivable from property manager	(5,100)	-	-	-	(5,100)
Net cash provided by operating activities	(160)	50)	(12,675)	-	(12,885)

Cash flows from investing activities:
Acquisition of real estate assets (net of payables)	(7,725)	-	-	-	(7,725)
Cash paid for advances to related parties	(64,155)	-	-	29,964	(34,191)
Net cash used in investing activities	(71,880)	-	-	29,964	(41,916)

Cash flows from financing activities:
Deferred offering costs	-	(5,000)	(30,000)	-	(35,000)
Proceeds from / (repayment of) loans taken (net)	(24,453)	5,050	42,675	(29,964)	(6,693)
Contributions (Net of receivable from escrow)	99,231	-	-	-	99,231
Net cash provided by (used in) financing activities	74,778	50	12,675	(29,964)	57,538

Net change in cash and cash equivalents during the period	2,738	-	-	-	2,738
Cash and cash equivalents balance, beginning of period	3,179	-	-	-	3,179
Cash and cash equivalents balance, end of period	$5,917	$-	$-	$-	$5,917

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the period from May 14, 2024 (Inception) to June 30, 2024 (Unaudited)

	Series Paign Drive	Series Lake Overlook Drive	Unallocated	Consolidated
Cash flows from operating activities:
Net loss	$-	$-	$-	$-
Expenses paid by related party	-	-	82,250	82,250
Net cash provided by operating activities	-	-	82,250	82,250
Cash flows from financing activities:	-	-	-	-
Deferred offering costs	-	-	(82,250)	(82,250)
Net cash used in financing activities	-	-	(82,250)	(82,250)

Net change in cash and cash equivalents during the period	-	-	-	-
Cash and cash equivalents balance, beginning of period	-	-	-	-
Cash and cash equivalents balance, end of period	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

NOTE 1: NATURE OF OPERATIONS

Wahed Real Estate Series 1, LLC (the “Company”) is a Delaware Series limited liability company formed on May 14, 2024, under the laws of Delaware, for which Wahed Financial, LLC is the managing member (the “Manager”). The Company was formed to enable public investment in residential rental properties, each of which will be held directly or indirectly by a separate Series of limited liability interests, or “Series,” of the Company. The Company formed Series Paign Drive on August 26, 2024, and Series Lake Overlook Drive on May 23, 2025.

As of June 30, 2025, the Company has commenced its initial operations, including launching its crowdfunding campaign for Series Paign Drive. As of that date, the Company has successfully raised $144,600 in investor capital. The Company remains dependent upon additional capital resources to fully implement its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated and consolidating financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company has adopted a calendar year as its fiscal year.

Unaudited Interim Financial Information

The accompanying consolidated and consolidating balance sheets as of June 30, 2025 and the consolidated and consolidating statements of operations, statements of changes in member’s equity and cash flows for the six-month period ended June 30, 2025 and for the period from May 14, 2024 (inception) to June 30, 2024 are unaudited. The unaudited interim consolidated and consolidating financial statements have been prepared on the same basis as the audited annual consolidated and consolidating financial statements and, in the opinion of management reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2025 and the results of its operations and its cash flows for the six-month period ended June 30, 2025 and for the period from inception to June 30, 2024. The financial data and other information disclosed in these notes related to the six-month period ended June 30, 2025 and for the period from inception to June 30, 2024 are also unaudited. The results for the six-month period ended June 30, 2025 are not necessarily indicative of results to be expected for the year ending December 31, 2025, any other interim periods, or any future year or period.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for the Series. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Risk and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash Equivalents and Concentration of Cash Balance

The Company and its Series consider all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company and its Series comply with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. The Company will reimburse its Manager up to 4% of the gross offering proceeds per Series offering for offering costs from the proceeds of each Series offering. We have preliminarily allocated up to 4% of the maximum expected gross offering amount to cover offering costs for each respective Series, as and when such expenses are incurred. In the event that the aggregate funds raised by any Series are less than the amount anticipated, the corresponding allocation of offering expenses to such Series shall be reduced accordingly.

As of June 30, 2025, the Company has deferred $149,693 of offering costs, consisting of $132,149 of unallocated deferred offering costs, $12,544 of Series Paign Drive deferred offering costs, and $5,000 of Series Lake Overlook Drive deferred offering costs. As of that date, the Company has raised $144,600 in investor capital with respect to Series Paign Drive and is in the process of raising the balance of capital resources for this Series as well as raising capital for Series Lake Overlook Drive, in order to fully implement its planned principal operations. The deferred offering costs with respect to each Series (subject to any limit established by the Manager) will be capitalized once the offering for that Series is completed.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

Acquisition Costs

The cost of acquiring the property will be borne by the respective series, including any buyer’s premium payable, the sourcing fee payable to the Manager and any sales or similar taxes if required to be paid.

Upon acquisition, the property will be recorded on the Series’ books at its original cost basis—essentially its acquisition cost, including any deposits for the Series funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Company’s property and equipment includes the cost of the purchased Series property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the building value. All capitalized property and equipment costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on long-lived assets for the six months ended June 30, 2025. The Company did not own any long-lived assets as of June 30, 2024.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated and consolidating balance sheets approximate their fair value.

Tenant Deposit

Tenant deposit liabilities represent security deposits received from tenant customers.

Operating expenses

Each Series of the Company will be responsible for the costs and expenses attributable to the activities of the Company related to such Series as well as any portion of shared expenses that the Manager allocates to such Series. As compensation for the services provided by the property manager, each Series will be charged a property management fee as set forth in the property management agreement for the Series property.

Revenue Recognition

Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

Each Series property is used for rental purposes and earns rental income on a monthly basis. Rental income is recognized over the length of the contract as the performance obligation is satisfied over time.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Expense Allocation

To the extent relevant, offering expenses, acquisition expenses, operating expenses, revenue generated from Series properties and any indemnification payments made by the Manager will be allocated among the various Series interests in accordance with the Manager’s allocation policy. The allocation policy requires the Manager to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series. If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated pro rata based on the value of the Series properties or the number of properties, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. The Manager has sole discretion to amend the allocation policy.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these consolidated and consolidating financial statements. Income from the Company is reported and taxed to the member on its individual tax return. The Company intends to elect for each Series to be taxed as a corporation.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax position would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has recently commenced its principal operations, plans to incur significant costs in pursuit of its capital financing plans and is dependent upon its Manager and its affiliates for continued funding of its cash flow needs. The Company has an accumulated deficit of $32,180, has generated a loss of $11,899 for the six months ended June 30, 2025, and has limited liquid assets to satisfy its obligations as they come due with cash of $5,917 against current liabilities of $404,887 as of June 30, 2025. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts. The consolidated and consolidating balance sheets don’t include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MEMBERS’ EQUITY/(DEFICIT)

As of June 30, 2025, the Company has received capital contributions, including $144,600 raised through crowdfunding for Series Paign Drive. Out of this amount, $45,369 is held in an escrow account as of June 30, 2025, recorded as subscription receivable as part of the members’ equity/(deficit). The funds held in escrow relate to shares that have already been subsequently allocated to the respective investors. The escrow balance is earmarked to be utilized by the Company towards the repayment of outstanding dues in connection with the property purchased.

No capital has been contributed to the Company as of December 31, 2024.

The Company is managed by Wahed Financial, LLC, a Delaware limited liability company and managing member of the Company (the “Manager”) and the Manager holds 100% of the Company’s membership units. Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s Series.

Profits and losses shall be allocated pro rata by Series among all the members of each of the Company’s Series, which may include the Manager.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Company expects the Manager to make distributions on a semi-annual basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

Distributable cash, as determined by the Manager, may be distributed on a quarterly basis from free cash flows. However, the Manager may change the timing of the distributions or determine no distributions shall be made, in its sole discretion. Distributable cash of each Series shall be applied first to expenses and reserves as determined by the Manager, and thereafter distributed to the members of that Series pro rata to their interests (which, for the avoidance of doubt, may include the Manager and its affiliates).

No member shall be entitled to withdraw or receive return of their capital contribution, except to the extent, if any, that distributions made pursuant to the operating agreement may be considered as such by law and then only to the extent provided for in the operating agreement.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2025 and December 31, 2024 consists of the following:

June 30, 2025	Series Paign Drive	Series Lake Overlook Drive	Consolidated
Real Estate Assets
Building and building improvements	$60,400	$-	$60,400
Land	216,672	-	216,672
Total	277,072	-	277,072
Less: Accumulated depreciation	1,313	-	1,313
Property and equipment, net	$275,759	$-	$275,759

December 31, 2024	Series Paign Drive	Series Lake Overlook Drive	Consolidated
Real Estate Assets
Building and building improvements	$-	$-	$-
Land	-	-	-
Total	-	-	-
Less: Accumulated depreciation	-	-	-
Property and equipment, net	$-	$-	$-

Depreciation expense was $1,313 for the six months ended June 30, 2025, and $0 for the period from inception to June 30, 2024.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

NOTE 6: RELATED PARTY TRANSACTIONS

The Company is managed by its sole member, Wahed Financial LLC, the Manager of the Company. Pursuant to the terms of the operating agreement, the Manager will provide certain management services to the Company. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that such Manager may deem to be reasonably required to accomplish the purpose of the Company.

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company. The Manager has power and authority on behalf of the Company to amend the operating agreement.

Asset Management Fee

For the Manager’s efforts in conducting due diligence, acquiring the properties, day-to-day management, and making the investment opportunity available to the Company and its members, the Manager shall earn on a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of interests in a Series, payable quarterly in arrears, equal to 0.25% (1% annualized) of the asset value, as determined by the Manager as of the last day of the immediately preceding quarter. Series Paign Drive incurred asset management fees amounting to $241 for the six months ended June 30, 2025.

Sourcing Fee

Each Series will pay the Manager with a sourcing fee to cover the costs associated with searching and negotiation of the property purchase and preparing the property for rental. The applicable sourcing fee will be set forth in the certificate of designation for each Series. No sourcing fee was incurred for the six months ended June 30, 2025 as none of the Series is yet fully funded.

Reimbursement of Expenses

Pursuant to the operating agreement, the Manager or its affiliates will receive reimbursement of reasonable expenses paid or incurred by the Manager or its affiliates in connection with the Company’s operations, including any legal, financial and tax reporting, and accounting costs, which may be paid from capital contributions, revenue, or reserves. The Manager may also reimburse members of the Company for such expenses incurred by them in connection with the Company’s operations, as decided in the Manager’s sole discretion.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

The Company will reimburse its Manager for offering expenses, which the Managing Member has agreed to cap at 4% of the gross proceeds of the offerings of each of Series Paign Drive and Series Lake Overlook Drive. Any cap on the amount of reimbursement of offering expenses for future Series will be determined by the Manager in its sole discretion.

Distributions

Distributable cash, as determined by the Manager, may be distributed on a quarterly basis from Free Cash Flow. However, the Manager may change the timing of the distributions or determine no distributions shall be made, in its sole discretion. Distributable cash of each Series shall be applied first to expenses and reserves as determined by the Manager, and thereafter distributed to the members of that Series pro rata to their interests (which, for the avoidance of doubt, may include the Manager and its affiliates).

Related party payables and receivables

As of June 30, 2025, due to related party includes loans taken from Wahed Invest LLC and from Wahed Financial LLC for purchase of property (as discussed below), both related parties under common control, as well as to fund certain expenses paid on behalf of the Company, as discussed above, which amounts remain payable as of June 30, 2025. The total amount outstanding as of June 30, 2025 is $368,860 ($86,710 to Wahed Invest LLC and $282,150 to Wahed Financial LLC.) consisting of $106,228 unallocated payable, $257,582 payable from Series Paign Drive and $5,050 payable from Series Lake Overlook Drive. The balance bears no interest, however, loan facility fees of 5% per annum is levied on the principal amount borrowed from Wahed Invest LLC, charged on a monthly basis. Loan facility fees   payable to Wahed Invest LLC   amounted $2,012 during the six months ended June 30, 2025. The loan and the loan facility fee charged thereon are considered payable on demand. Due to related party as of June 30, 2025 amounting to $368,860 is presented net of inter-series payables of $29,964, representing unallocated expenses and offering costs inadvertently paid by Series Paign Drive.

As of December 31, 2024, due to related party includes loans taken from Wahed Inc. and Wahed Invest LLC, related parties under common control. These entities have paid certain expenses on behalf of the Company, which remain payable as of December 31, 2024. The total amount is $109,811 ($79,170 to Wahed Invest LLC and $30,641 to Wahed Inc.) consisting of $93,517 unallocated payable and $16,294 payable from Series Paign Drive. The balance bears no interest, however, loan facility fees of 5% per annum is levied on the principal amount borrowed from Wahed Inc. and Wahed Invest LLC, charged on a monthly basis. Loan facility fees   payable as of December 31, 2024, on these loans is $3,629, consisting of $3,237 unallocated loan facility fee payable and $392 loan facility fee payable from Series Paign Drive.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

As of June 30, 2025, the company has loan receivable from Wahed Inc., a related party under common control. The loan balance is $34,191. The balance bears no interest, however, loan facility fees of 5% per annum is levied on the principal amount borrowed, charged on a monthly basis. Loan facilities fees receivable from Wahed Inc. amounted to $320 during the six months ended June 30, 2025. The loan and the loan facility fee charged thereon are considered receivable on demand. Due from related party as of June 30, 2025, amounting to $34,191, is presented net of inter-series receivables of $29,964, representing unallocated expenses and offering costs inadvertently paid by Series Paign Drive. As of December 31, 2024, there were no receivables from related party.

Acquisition Cost - Paign Drive Property

On August 9, 2024, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 41210 Paign Drive, Sterling Heights, MI “Paign Drive Property” for a total purchase price of $260,000. As of December 31, 2024, title to the Paign Drive Property is held by Wahed Financial LLC (Managing Member) and had not yet been transferred to Series Paign LLC.

On May 2, 2025, the property was transferred to Series Paign Drive in exchange for $141,600 in cash and an interest-free loan from Wahed Financial LLC of $127,266, representing the $260,000 property purchase price plus $3,960 in acquisition expenses and $13,111 in property improvement expenses.

On March 12, 2025, the Managing Member entered into a property management agreement, appointing Ahsan Tarar, as the “Property Manager,” effective March 12, 2025. Unless explicitly renewed or terminated, the property management agreement will end on the second anniversary of the effective date and will automatically renew for additional successive 12-month periods. The Property Manager is entitled to withhold 10% from each monthly rental payment including late fees as compensation for management services or management fees. Series Paign Drive incurred property management fee amounting to $420 for the six months ended June 30, 2025.

Acquisition Cost – Lake Overlook Drive Property

In March 2025, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 6724 Lake Overlook Drive, Fort Worth, TX 76135, for a total purchase price of $374,900. The Managing Member intends to sell the property to Series Lake Overlook Drive once sufficient funds from the Company’s Regulation A offering have been tendered to the Company. As of June 30, 2025, the property title remains under Wahed Financial LLC (Managing Member) and has not yet been transferred to Series Lake Overlook Drive LLC.

On March 21, 2025, the Managing Member entered into a property management agreement with G&O Property Management, LLC, as the “Property Manager,” effective March 21, 2025. The property management agreement has a term of one year and extends automatically for successive monthly terms unless terminated. The Property Manager is entitled to withhold 7% from each monthly rental payment, a lease commission equal to one month of gross rent (as exclusive leasing agent) and an initial $500 property onboarding fee.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2025, and December 31, 2024, for the six months ended June 30, 2025, and for the period from May 14, 2024
(inception) to June 30, 2024

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 8: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 9: SUBSEQUENT EVENTS

Management has evaluated all subsequent events through September 25, 2025, the date the consolidated and consolidating financial statements were available to be issued.

On September 8, 2025, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 8820 Waynick Drive, Raleigh, North Carolina, for a total purchase price of $435,000 (net of sales credits) plus closing costs. On September 25, 2025, the Company established Series Waynick Drive for the purposes of acquiring the Waynick Drive property. Wahed Financial intends to transfer the property to Series Waynick Drive once sufficient funds from the company’s Regulation A offering have been tendered to the Company.

To the Managing Member of

Wahed Real Estate Series 1 LLC

Lewes, DE

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Wahed Real Estate Series 1 LLC (the “Company”) on a consolidated basis, which comprise the balance sheets as of December 31, 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the period from May 14, 2024 (inception) to December 31, 2024, and the related notes to the consolidated financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheet as of December 31, 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the period from May 14, 2024 (inception) to December 31, 2024 for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2024, the financial position of each listed Series as of December 31, 2024, and the Company’s and each listed Series consolidated operations and its cash flows for the period ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated and consolidating financial statements, on a total consolidated basis, the Company has not generated revenues nor profits since inception and has sustained net losses of $20,281 for the period from May 14, 2024 (inception) to December 31, 2024. As of December 31, 2024, the Company had an accumulated deficit of $20,281 and limited liquid assets to satisfy its obligations as they come due, with cash of $3,179 relative to current liabilities of $139,539. The Company and each listed Series are reliant upon its manager to fund its current and future obligations. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024, each listed Series’ financial statements as of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024 are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements and each listed Series’ financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 8, 2025

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024

	Series Paign Drive	Unallocated	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$3,179	$-	$3,179
Deferred offering costs	12,544	102,149	114,693
Prepaid expenses	1,385	-	1,385
Total Current Assets	17,108	102,149	119,257

TOTAL ASSETS	$17,108	$102,149	$119,257

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
Current Liabilities
Accounts payable	$2,158	$27,569	$29,727
Loans payable, related party	16,294	93,517	109,811
Total liabilities	18,452	121,086	139,538

Members’ equity/(deficit)
Contributions	-	-	-
Accumulated deficit	(1,344)	(18,937)	(20,281)
Total members’ equity/(deficit)	(1,344)	(18,937)	(20,281)
TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$17,108	$102,149	$119,257

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the period from May 14, 2024 (inception) to December 31, 2024

	Series Paign Drive	Unallocated	Consolidated
Revenue:
Revenue from operations	$-	$-	$-
Total Revenues	-	-	-

Operating Expenses:
General and administrative	152	-	152
Professional fees	800	15,700	16,500
Total Operating Expenses	952	15,700	16,652

Loss from Operations	(952)	(15,700)	(16,652)

Other Expense
Loan facility fees	392	3,237	3,629
Total Other Expenses	392	3,237	3,629

Net loss	$(1,344)	$(18,937)	$(20,281)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the period from May 14, 2024 (inception) to December 31, 2024

	Series Paign Drive
	Contributions	Accumulated Deficit	Total Members’ Equity/(Deficit)
Balance at May 14, 2024 (inception)	$-	$-	$-
Net loss	-	(1,344)	(1,344)

Balance as of December 31, 2024	$-	$(1,344)	$(1,344)

	Unallocated
	Contributions	Accumulated Deficit	Total Members’ Equity/(Deficit)
Balance at May 14, 2024 (inception)	$-	$-	$-
Net loss	-	(18,937)	(18,937)

Balance as of December 31, 2024	$-	$(18,937)	$(18,937)

	Consolidated
	Contributions	Accumulated Deficit	Total Members’ Equity/(Deficit)
Balance at May 14, 2024 (inception)	$-	$-	$-
Net loss	-	(20,281)	(20,281)

Balance as of December 31, 2024	$-	$(20,281)	$(20,281)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the period from May 14, 2024 (inception) to December 31, 2024

	Series Paign Drive	Unallocated	Consolidated
Cash flows from operating activities
Net loss	$(1,344)	$(18,937)	$(20,281)
Adjustments to reconcile net loss to net cash provided by operating activities:
Expenses paid by related party	16,294	93,517	109,811
Changes in operating assets and liabilities
Increase in prepaid expense	(1,385)	-	(1,385)
Increase in account payable	2,158	27,569	29,727
Net cash provided by operating activities	15,723	102,149	117,872

Cash flows from investing activities

Cash flows from financing activities
Deferred offering costs	(12,544)	(102,149)	(114,693)
Net cash used in financing activities	(12,544)	(102,149)	(114,693)

Cash and cash equivalents
Net changes during the period	3,179	-	3,179
Balance, beginning of period	-	-	-
Balance, end of period	$3,179	$-	$3,179

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024

NOTE 1: NATURE OF OPERATIONS

Wahed Real Estate Series 1, LLC (the “Company”) is a Delaware Series limited liability company formed on May 14, 2024, under the laws of Delaware, for which Wahed Financial, LLC is the managing member (the “Managing Member”). The Company was formed to enable public investment in residential rental properties, each of which will be held directly or indirectly by a separate Series of limited liability interests, or “Series,” of the Company. The Company formed Series Paign Drive on August 26, 2024.

As of December 31, 2024, the Company is in the process of commencing its operations. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated and consolidating financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company has adopted a calendar year as its fiscal year.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for the Series. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Risk and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash Equivalents and Concentration of Cash Balance

The Company and its Series consider all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Prepaid Expenses

As of December 31, 2024, prepaid expenses of $1,385 were recorded related to insurance for Series Paign Drive.

 See accompanying Independent Auditor’s Report.

Deferred Offering Costs

The Company and its Series comply with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. The Company will reimburse its Managing Member up to 4% of the gross offering proceeds per Series offering for offering costs from the proceeds of each Series offering. As of December 31, 2024, the Company has deferred $114,693 of offering costs, consisting of $102,149 of unallocated deferred offering costs and $12,544 of Series Paign Drive deferred offering costs.

Acquisition Costs

The cost of acquiring the property will be borne by Series Paign Drive, including any buyer’s premium payable, the sourcing fee payable to the Managing Member and any sales or similar taxes if required to be paid.

Upon acquisition, the property will be recorded on the Series’ books at its original cost basis—essentially its acquisition cost, including any deposits for the Series funded by the Managing Member and acquisition expenses, which include all fees, costs and expenses incurred.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated and consolidating balance sheet approximate their fair value.

Revenue Recognition

Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

 See accompanying Independent Auditor’s Report.

No revenue has been earned or recognized through December 31, 2024.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Expense Allocation

To the extent relevant, offering expenses, acquisition expenses, operating expenses, revenue generated from Series properties and any indemnification payments made by the Managing Member will be allocated among the various Series interests in accordance with the Managing Member’s allocation policy. The allocation policy requires the Managing Member to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series. If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated pro rata based on the value of the Series properties or the number of properties, as reasonably determined by the Managing Member or as otherwise set forth in the allocation policy. The Managing Member has sole discretion to amend the allocation policy.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in this consolidated and consolidating financial statements. Income from the Company is reported and taxed to the member on its individual tax return. The Company intends to elect for each Series to be taxed as a corporation.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax position would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that is in the process of commencing planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, has not generated any revenues or profits through December 31, 2024 and is dependent upon its Managing Member and its affiliates for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts. The consolidated and consolidating balance sheets don’t include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

 See accompanying Independent Auditor’s Report.

NOTE 4: MEMBERS’ EQUITY/(DEFICIT)

No capital has been contributed to the Company as of December 31, 2024.

In December 2024, the Company commenced an offering (the “Series Offering”) of up to 3,136 Series interests in Series Paign Drive pursuant to Regulation A of the Securities Act of 1933, as amended, for purposes of funding the acquisition of a residential property located at 41210 Paign Dr., Sterling Heights, MI (the “Paign Drive Property”). The Managing Member purchased the Paign Drive Property in August 2024 and intends to sell it to Series Paign Drive once sufficient funds have been raised by the Series in the Series Offering. No Series interests have been sold as of December 31, 2024.

The Company is managed by Wahed Financial, LLC, a Delaware limited liability company and managing member of the Company (the “Managing Member”) and the Managing Member holds 100% of the Company’s membership units. Pursuant to the terms of the operating agreement, the Managing Member will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s Series.

Profits and losses shall be allocated pro rata by Series among all the members of each of the Company’s Series, which may include the Managing Member.

Distributable cash, as determined by the Managing Member, will be distributed upon the final accounting of net results from the sale of a property, upon liquidation of the Company or as determined by the Managing Member, subject to available cash. Distributable cash of each Series shall be applied and distributed 100% to the members of that Series (pro rata to their interests and which, for the avoidance of doubt, may include the Managing Member and its affiliates).

No member shall be entitled to withdraw or receive return of their capital contribution, except to the extent, if any, that distributions made pursuant to the operating agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in the operating agreement.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company is managed by its sole member, Wahed Financial LLC, the Managing Member of the Company. Pursuant to the terms of the operating agreement, the Managing Member will provide certain management services to the Company. The Managing Member shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that such Managing Member may deem to be reasonably required to accomplish the purpose of the Company.

Subject to certain restrictions and limitations, the Managing Member is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company. The Managing Member has power and authority on behalf of the Company to amend the operating agreement.

Management Fee

For the Managing Member’s efforts in conducting due diligence, acquiring the properties, day-to-day management, and making the investment opportunity available to the Company and its members, the Managing Member shall earn on a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of interests in a Series, payable quarterly in arrears, equal to 0.25% (1% annualized) of the asset value, as determined by the Managing Member as of the last day of the immediately preceding quarter.

 See accompanying Independent Auditor’s Report.

Sourcing Fee

Each Series will pay the Managing Member with a sourcing fee to cover the costs associated with searching and negotiation of the property purchase and preparing the property for rental. The applicable sourcing fee will be set forth in the certificate of designation for each Series.

Reimbursement of Expenses

Pursuant to the operating agreement, the Managing Member or its affiliates will receive reimbursement of reasonable expenses paid or incurred by the Managing Member or its affiliates in connection with the Company’s operations, including any legal, financial and tax reporting, and accounting costs, which may be paid from capital contributions, revenue, or reserves. The Managing Member may also reimburse members of the Company for such expenses incurred by them in connection with the Company’s operations, as decided in the Managing Member’s sole discretion.

The Company will reimburse its Managing Member’s offering expenses, which the Managing Member has agreed to cap at 4% of the gross proceeds of the aggregate offerings of all Series.

Distributions

Distributable cash, as determined by the Managing Member, will be distributed upon the final accounting of net results from the sale of a property, upon liquidation of each Series of the Company or as determined by the Managing Member, subject to available cash. Distributable cash shall be applied and distributed 100% to the members (pro rata to their interests and which, for the avoidance of doubt, may include the Managing Member and its affiliates).

Loans Payable, Related Party

As of December 31, 2024, loans payable, related party includes loans taken from Wahed Inc. and Wahed Invest LLC, related parties under common control. These entities have paid certain expenses on behalf of the Company, which remain payable as of December 31, 2024. The total amount is $109,811 ($79,170 to Wahed Invest LLC and $30,641 to Wahed Inc.) consisting of $93,517 unallocated payable and $16,294 payable from Series Paign Drive. The balance bears no interest, however, loan facility fees at an arm’s length is charged on the loan. Loan facility fee payable as of December 31, 2024, on these loans is $3,629, consisting of $3,237 unallocated loan facility fee payable and $392 loan facility fee payable from Series Paign Drive. The loan and the loan facility fee charged thereon are considered payable on demand.

Acquisition Cost - Paign Drive Property

On August 9, 2024, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 41210 Paign Drive, Sterling Heights, MI “Paign Drive Property” for a total purchase price of $260,000 and intends to sell the property to Series Paign Drive once sufficient funds from the Series Offering have been tendered to the Company. As of December 31, 2024, title to the Paign Drive Property is held by Wahed Financial LLC (Managing Member) and has not yet been transferred to Series Paign LLC.

On March 12, 2025, the Managing Member entered into a property management agreement, appointing Ahsan Tarar, as the “Property Manager,” effective March 12, 2025. Unless explicitly renewed or terminated, the property management agreement will end on the second anniversary of the effective date and will automatically renew for additional successive 12-month periods. The Property Manager is entitled to a withhold 10% from each monthly rental payment including late fees as compensation for management services or management fees.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

See accompanying Independent Auditor’s Report.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 8: SUBSEQUENT EVENTS

Subsequent to December 31, 2024 through the date of these consolidated and consolidating financial statements, the Company has issued 896 Series interests in Series Paign Drive.

Management has evaluated all subsequent events through April 8, 2025, the date the consolidated and consolidating financial statements were available to be issued.

See accompanying Independent Auditor’s Report.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and statement of operations based upon the historical financial statements of Wahed Real Estate Series 1 LLC (the “Company”), and all subsequent Series, after giving effect to the business combination between Wahed Real Estate Series 1, and all subsequent Series, and adjustment described in the accompanying notes.

The Company is a Delaware series limited liability company formed on May 14, 2024, under the laws of Delaware. The Company was formed to permit public investment in rental properties, each of which will be owned by a separate series of limited liability interests, or “Series,” that management has or intends to establish. The Company formed Series Lake Overlook Drive, Series Waynick Drive and Series Golden Honey, each a series of Wahed Real Estate Series 1 LLC, for the purpose of acquiring the Series Lake Overlook, Series Waynick Drive and Series Golden Honey properties (collectively, the “Acquisitions”).

Wahed Financial LLC (the “Managing Member”) entered into a purchase contract with an unaffiliated third party on June 30, 2024, for the purchase of the Paign Drive property for a purchase price of $260,000, plus prorated property taxes and water bills from July 5, 2024, and a $595 compliance/transaction fee. Wahed Financial initially purchased the Paign Drive property in August 2024 and, in May 2025, sold the property to Series Paign Drive.

Wahed Financial LLC (the “Managing Member”) entered a purchase contract with an unaffiliated third party on February 18, 2025 for the purchase of the Lake Overlook Drive property for a purchase price of $374,900 plus closing costs, including prorated property taxes. The property was purchased by the Managing Member in March 2025 and, in November 2025, sold the property to Series Lake Overlook Drive.

Wahed Financial LLC (the “Managing Member”) entered a purchase contract with an unaffiliated third party on September 8, 2025, for the purchase of the Series Waynick Drive property for a purchase price of $435,000 plus prorated property taxes from January 1, 2025, plus a $2,180 compliance/transaction fee. The property was purchased by the Managing Member, Wahed Financial in September 8, 2025. The property is newly constructed and there is no prior rental history. Our Managing Member intends to sell the property to Series Waynick Drive for $435,000. In addition, the Series would reimburse the Managing Member for its acquisition expenses and, to the extent incurred by the Managing Member prior to its sale of the property to the Series, any property improvement expenses.

Wahed Financial LLC (the “Managing Member”) entered into a purchase contract with an unaffiliated third party on September 8, 2025, for the purchase of the Series Golden Honey property for a purchase price of $455,000. The property was purchased by the Managing Member, Wahed Financial in September 23, 2025. The property is newly constructed and there is no prior rental history. Our Managing Member intends to sell the property to Series Golden Honey for $455,000. In addition, the Series would reimburse the Managing Member for its acquisition expenses and, to the extent incurred by the Managing Member prior to its sale of the property to the Series, any property improvement expenses.

The unaudited pro forma combined balance sheets of Wahed Real Estate Series 1 LLC as of June 30, 2025, have been prepared to reflect the effects of the Lake Overlook Drive, Waynick Drive, and Golden Honey acquisitions as if each had occurred on January 1, 2025. The Paign Drive acquisition is not included in the June 30, 2025 pro forma presentation, as it is reflected in the financial statements for the period. The unaudited pro forma combined balance sheets of Wahed Real Estate Series 1 LLC as of December 31, 2024, have been prepared to reflect the effects of the Acquisitions (including Paign Drive) as if each had occurred on January 1, 2024.

The unaudited pro forma combined statements of operations for the six months ended June 30, 2025, present the results of operations of the Company, giving effect to the Lake Overlook Drive, Waynick Drive, and Golden Honey acquisitions as if each had occurred on January 1, 2025. The unaudited pro forma combined statements of operations for the year ended December 31, 2024, present the results of operations of the Company, giving effect to the Acquisitions (including Paign Drive) as if each had occurred on January 1, 2024.

The unaudited pro forma combined financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company and the notes thereto.

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Acquisition have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification Topic 805, Business Combinations and will be brought in at predecessor entity’s historical cost basis, using the assumptions set forth in the notes to the unaudited pro forma financial information.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma balance sheets and unaudited pro forma statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisitions had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the Company following the consummation of the Acquisitions. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisitions or any integration costs. Furthermore, the unaudited pro forma combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the Acquisitions. Specifically, the unaudited pro forma combined financial information does not reflect the anticipated reimbursement by Series Lake Overlook Drive, Series Waynick Drive, and Series Golden Honey of acquisition expenses or property improvement expenses that have been or will be incurred by the Managing Member prior to its sale of each property to the relevant Series or any of the facility fees associated with loan funding of the purchase of the properties.

WAHED REAL ESTATE SERIES 1 LLC
BALANCE SHEET
As of June 30, 2025
(Unaudited Proforma Combined Balance Sheet)

	Wahed Real Estate Series 1 LLC - Unallocated	Wahed Real Estate Series 1 LLC - Eliminated	Actual Series Paign Drive	Actual Series Lake Overlook Drive	Pro Forma Series Lake Overlook Drive		Pro Forma Series Waynick Drive		Pro Forma Series Golden Honey		Pro Forma Combined

ASSETS
Current Assets
Cash and cash equivalents	$-	$-	$5,917	$-	$-		$-		$-		$5,917
Deferred offering costs	132,149	-	12,544	5,000	-		-		-		149,693
Prepaid expenses	500	-	629	-	-		-		-		1,129
Rent receivable	-	-	150	-	-		-		-		150
Receivable from property manager	-	-	5,100	-	-		-		-		5,100
Due from related parties	-	(29,964)	64,155	-	-		-		-		34,191

Total Current Assets	132,649	(29,964)	88,495	5,000	-		-		-		196,180

Property and equipment, net
Real estate assets	-	-	277,071	-	374,900	(a)	435,000	(a)	455,000	(a)	1,541,971
Accumulated depreciation	-	-	(1,313)	-	(5,543	) (b)	(4,818	)(b)	(6,636	)(b)	(18,310)

Total Property and equipment, net	-	-	275,758	-	369,357		430,182		448,364		1,523,661

TOTAL ASSETS	$132,649	$(29,964)	$364,253	$5,000	$369,357		$430,182		$448,364		$1,719,841

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable	$24,069	$-	$8,808	$-	$7,830	(c)	$4,813	(c)	$5,380	(c)	$50,899
Tenant deposit	-	-	3,150	-	-		-		-		3,150
Due to related parties	136,192	(29,964)	257,582	5,050	374,900	(d)	435,000	(d)	455,000	(d)	1,633,760

Total Liabilities	160,261	(29,964)	269,540	5,050	382,730		439,813		460,380		1,687,809

Members’ Equity (Deficit)	-	-	99,231	-	-		-		-		99,231
Retained earnings (accumulated deficit)	(27,612)	-	(4,518)	(50)	(13,373)		(9,631)		(12,016)		(67,199)

Total Members’ Equity (Deficit)	(27,612)	-	94,713	(50)	(13,373)		(9,631)		(12,016)		32,032

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$132,649	$(29,964)	$364,253	$5,000	$369,357		$430,182		$448,364		$1,719,841

(a)	Represents the purchase price of the Series Lake Overlook Drive, Series Waynic Drive and Series Golden Honey Drive properties, respectively, that the Company would pay its Managing Member.

(b)	Accumulated depreciation reflects depreciation expense for the six months ended June 30, 2025, as presented in the unaudited pro forma statement of operations for the same period.

(c)	Accounts payable - all expenses related to the property as set forth in the unaudited pro forma statement of operations for the period ended June 30, 2025, have been accrued as follows:

i.	Insurance

ii.	Property Tax

iii.	Management Fee

iv.	HOA Fees

(d)	Represents an interest-free loan from the Managing Member for the purpose of funding the purchase of the relevant Series property.

WAHED REAL ESTATE SERIES 1 LLC
BALANCE SHEET
As of December 31, 2024
(Unaudited Proforma Combined Balance Sheet)

	Wahed Real Estate Series 1 LLC Consolidated	Pro Forma Series Paign Drive		Pro Forma Series Lake Overlook Drive		Pro Forma Series Waynick Drive		Pro Forma Series Golden Honey		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$3,179	$-		$-		$-		$-		$3,179
Deferred offering costs	114,693	-		-		-		-		114,693
Prepaid Expenses	1,385	-		-		-		-		1,385

Total Current Assets	119,257	-		-		-		-		119,257

Property and equipment, net
Property	-	260,000	(a)	374,900	(a)	435,000	(a)	455,000	(a)	1,524,900
Accumulated Depreciation	-	(7,505	)(b)	(11,087	)(b)	(9,636	)(b)	(13,273	)(b)	(41,501)

Total Property and equipment, net	-	252,495		363,813		425,364		441,727		1,483,399

TOTAL ASSETS	$119,257	$252,495		$363,813		425,364		441,727		$1,602,656

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable	$29,727	$7,484	(c)	$15,657	(c)	9,612	(c)	10,760		$73,240
Due to related party	109,811	260,000	(d)	374,900	(d)	435,000	(d)	455,000		1,634,711
Total Liabilities	139,538	267,484		390,557		444,612		465,760		1,707,951

Members’ Equity (Deficit):
Retained earnings (accumulated deficit)	(20,281)	(14,989)		(26,744)		(19,248)		(24,033)		(105,295)
Total Members’ Equity (Deficit)	(20,281)	(14,989)		(26,744)		(19,248)		(24,033)		(105,295)

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$119,257	$252,495		$363,813		$425,364		$441,727		$1,602,656

(a)	Represents the purchase price of the Series Paign Drive, Series Lake Overlook Drive, Series Waynic Drive and Series Golden Honey Drive properties, respectively, that the Company would pay its Managing Member.

(b)	Accumulated depreciation reflects depreciation expense for the year ended December 31, 2024, as discussed below in the unaudited pro forma statement of operations for the same period.

(c)	Accounts payable - all expenses related to the property as set forth in the unaudited pro forma statement of operations for the period ended December 31, 2024, have been accrued as follows:

i.	Insurance

ii.	Property Tax

iii.	Management Fee

iv.	HOA Fees

(d)	Represents an interest-free loan from the Managing Member for the purpose of funding the purchase of the relevant Series property

WAHED REAL ESTATE SERIES 1 LLC
STATEMENT OF OPERATIONS
For the period from January 1, 2025 to June 30, 2025
(Unaudited Proforma Combined Statement of Operations)

	Wahed Real Estate Series 1 LLC - Unallocated	Wahed Real Estate Series 1 LLC - Eliminated	Actual Series Paign Drive	Actual Series Lake Overlook Drive	Pro Forma Series Lake Overlook Drive		Pro Forma Series Waynick Drive		Pro Forma Series Golden Honey		Pro Forma Combined

Revenues
Revenues from operations	$-	$-	$4,200	$0	$-		$-		$-		$4,200
Total Revenues	-	-	4,200	-	-		-		-		4,200

Operating expenses
Insurance	-	-	881	-	1,063	(a)	722	(a)	432	(a)	3,098
Property Taxes	-	-	-	-	4,442	(b)	1,791	(b)	2,223	(b)	8,456
Depreciation	-	-	1,313	-	5,543	(c)	4,818	(c)	6,636	(c)	18,310
Asset management fees	-	-	241	-	1,875	(d)	2,175	(d)	2,275	(d)	6,566
Bank charges	153	-	234	-	-		-		-		387
Property management fees	-	-	2,520	-	-		-		-		2,520
General and administrative	-	-	-	-	-		-		-		-
Repairs & maintenance	-	-	1,727	-	-		-		-		1,727
Professional fees	6,300	-	500	50	-		-		-		6,850
HOA fees	-	-	-	-	450	(e)	125	(e)	450	(e)	1,025

Total operating expenses	6,453	-	7,416	50	13,373		9,631		12,016		48,938

Loss from operations	(6,453)	-	(3,216)	(50)	(13,373)		(9,631)		(12,016)		(44,738)

Other Expenses/Income
Loan Facility Fees	(2,222)	-	42	-	-		-		-		(2,180)

Total operating expenses	(2,222)	-	42	-	-		-		-		(2,180)

Net loss	(8,675)	-	(3,174)	(50)	(13,373)		(9,631)		(12,016)		(46,918)

Annual figures have been prorated to six months, resulting in half-year 2025 expenses.

(a)	Insurance Premium

●	Series Lake Overlook Drive: Estimated using a 2025 quote of $2,126 per annum

●	Series Waynick Drive: Estimated using a 2025 quote of $1444 per annum

●	Series Golden Honey: Estimated using a 2025 quote of $864 per annum

(b)	Property tax

●	Series Lake Overlook Drive: 2024 property tax estimated using the Tarrant County Tax Office constructed in 2025)

●	Series Waynick Drive: 2024 property tax derived from the 2024 Wake County online portal.

●	Series Golden Honey: 2024 property tax derived from the 2024 Wake County online portal.

(c)	Depreciation

Depreciation is applied to the building value (purchase price less allocated land value) using the straight-line method over 27.5 years, in accordance with IRS guidelines for residential real property. Land values were obtained from the respective local municipality or county assessor’s website and deducted from the purchase price to determine the depreciable base.

●	Series Lake Overlook Drive: Depreciable base $304,900 resulting in an annual depreciation $11,087

●	Series Waynick Drive: Depreciable base $265,000 resulting in an annual depreciation $9,636

●	Series Golden Honey: Depreciable base $365,000 resulting in an annual depreciation $13,273

(d)	Management fees payable to the Managing Member have been calculated at 1% per annum of Asset Value, pursuant to the Operating Agreement, assuming the Asset Value is equal to the purchase price of the respective properties that the relevant Series would pay the Managing Member.

(e)	HOA Fees

Reflect the 2025 charges levied by homeowners associations

●	Series Lake Overlook Drive: Annual HOA fees at current 2025 levels

●	Series Waynick Drive: Annual HOA fees at current 2025 levels

●	Series Golden Honey: Annual HOA fees at current 2025 levels

WAHED REAL ESTATE SERIES 1 LLC
STATEMENT OF OPERATIONS
For the period from January 1, 2024 to December 31, 2024
(Unaudited Proforma Combined Statement of Operations)

	Wahed Real Estate Series 1 LLC Consolidated	Pro Forma Series Paign Drive		Pro Forma Series Lake Overlook Drive		Pro Forma Series Waynick Drive		Pro Forma Series Golden Honey		Pro Forma Combined

Operating expenses:
Insurance	$-	$1,385	(a)	$2,125	(a)	$1,444	(a)	$865	(a)	$5,819
Property Taxes	-	3,499	(b)	8,883	(b)	3,568	(b)	4,445	(b)	20,395
Depreciation	-	7,505	(c)	11,087	(c)	9,636	(c)	13,273	(c)	41,501
Management Fees	-	2,600	(d)	3,749	(d)	4,350	(d)	4,550	(d)	15,249
General and Administrative	152	-		-		-		-		152
Professional Fees	16,500	-		-		-		-		16,500
HOA Fees	-	-		900	(e)	250	(e)	900	(e)	2,050

Total operating expenses	16,652	14,989		26,744		19,248		24,033		101,666

Loss from operations	(16,652)	(14,989)		(26,744)		(19,248)		(24,033)		(101,666)

Other Expense
Loan facility fees	3,629	-		-		-		-		3,629

Total Other Expenses	3,629	-		-		-		-		3,629

Net loss	$(20,281)	$(14,989)		$(26,744)		$(19,248)		$(24,033)		$(105,295)

a)	Insurance Premium

●	Series Paign Drive: 2024 insurance premium estimated based on a 2024 quote of 1,385 per annum

●	Series Lake Overlook Drive: 2024 insurance premium estimated using a 2025 quote of $2,125 per annum

●	Series Waynick Drive: 2024 insurance premium estimated using a 2025 quote of $1,444 per annum

●	Series Golden Honey: 2024 insurance premium estimated using a 2025 quote of $865 per annum

b)	Property tax

●	Series Paign Drive: 2024 property tax sourced from BS&A Online

●	Series Lake Overlook Drive: 2024 property tax estimated using the Tarrant County Tax Office constructed in 2025)

●	Series Waynick Drive: 2024 property tax dreived from the 2024 Wake County online portal

●	Series Golden Honey: 2024 property tax derived from the 2025 property tax invoice available on Wake County online portal.

c)	Depreciation

Depreciation is applied to the building value (purchase price less allocated land value) using the straight-line method over 27.5 years, in accordance with IRS guidelines for residential real property. Land values were obtained from the respective local municipality or county assessor’s website and deducted from the purchase price to determine the depreciable base.

●	Series Paign Drive: Depreciable base $206,400 resulting in an annual depreciation $7,505

●	Series Lake Overlook Drive: Depreciable base $304,900 resulting in an annual depreciation $11,087

●	Series Waynick Drive: Depreciable base $265,000 resulting in an annual depreciation $9,636

●	Series Golden Honey: Depreciable base $365,000 resulting in an annual depreciation $13,273

d)	Management fees

Payable to the Managing Member at 1% per annum of Asset Value, pursuant to the Operating Agreement

●	Series Paign Drive: Based on Asset value of $260,000

●	Series Lake Overlook Drive: Based on Asset Value of $374,000

●	Series Waynick Drive: Based on Asset Value of $435,000

●	Series Golden Honey: Based on Asset Value of $455,000

e)	HOA Fees

Reflect the 2025 charges levied by homeowners associations

●	Series Lake Overlook Drive: Annual HOA fees at current 2025 levels

●	Series Waynick Drive: Annual HOA fees at current 2025 levels

●	Series Golden Honey: Annual HOA fees at current 2025 levels

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this Offering Statement are incorporated by reference or are filed with this Offering Statement, in each case as indicated below.

2.1	Certificate of Formation of Wahed Real Estate Series 1 LLC (incorporated by reference to Exhibit 2.1 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)
2.2	Limited Liability Company Agreement of Wahed Real Estate Series 1 LLC (incorporated by reference to Exhibit 2.2 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)
2.3	Series Paign Drive Series Designation (incorporated by reference to Exhibit 2.3 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)
2.4	Series Lake Overlook Drive Series Designation (incorporated by reference to Exhibit 2.4 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
2.5	Series Waynick Drive Series Designation (incorporated by reference to Exhibit 2.5 of the Company’s Semi-Annual Report on Form 1-SA filed with the SEC on September 29, 2025)
2.6*	Series Golden Honey Series Designation
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)
6.1	Dalmore Agreement (incorporated by reference to Exhibit 6.1 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)
6.2	Series Paign Drive Purchase Agreement (incorporated by reference to Exhibit 6.2 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)
6.3	Form of Facility Agreement between the Company or a Series thereof and the Managing Member of an affiliate thereof (incorporated by reference to Exhibit 6.3 of the Company’s Semi-Annual Report on Form 1-SA filed with the SEC on September 29, 2025)
6.4	Paign Drive Property Management Agreement (incorporated by reference to Exhibit 6.4 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
6.5	Addendum to Series Paign Drive Purchase Agreement (incorporated by reference to Exhibit 6.5 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)
6.6	Form of Lease Agreement for the Paign Drive property (incorporated by reference to Exhibit 6.8 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
6.7	Lake Overlook Drive Purchase Agreement (incorporated by reference to Exhibit 6.9 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
6.8	Lake Overlook Drive Property Management Agreement (incorporated by reference to Exhibit 6.10 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
6.9	Form of Residential Lease for the Lake Overlook Drive property (incorporated by reference to Exhibit 6.9 of the Company’s Semi-Annual Report on Form 1-SA filed with the SEC on September 29, 2025)
6.10	North Carolina Special Warranty Deed of Waynick Drive property (incorporated by reference to Exhibit 6.10 of the Company’s Semi-Annual Report on Form 1-SA filed with the SEC on September 29, 2025)
6.11*	Property Management Agreement (Waynick Drive and Golden Honey properties
6.12*	Form of Lease Agreement and Value Share Agreement (Waynick Drive and Golden Honey properties)
6.13*	Form of Value Share Transfer Agreement (Waynick Drive and Golden Honey properties)
6.14*	Golden Honey Offer to Purchase and Contract
11	Auditor’s Consent
12	Opinion of CrowdCheck Law LLP
13	“Testing the waters” materials

*	Previously filed.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 2025.

Wahed Real Estate Series 1 LLC,

a Delaware limited liability company

By	Wahed Financial LLC, a Delaware corporation Its: Managing Member

	By:	/s/ Ahmar Shaikh
	Name:	Ahmar Shaikh
	Title:	Manager

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Ahmar Shaikh
Name:	Ahmar Shaikh
Title:	Manager, Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer and principal accounting officer) of Wahed Financial LLC

Date: December 11, 2025

III-2